                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                       by

                                       and

                                      among

                                INFOGRAMES, INC.,

                           SHINY ENTERTAINMENT, INC.,

                         INTERPLAY ENTERTAINMENT CORP.,

                               SHINY GROUP, INC.,

                                       and

                                   DAVID PERRY

                             Dated: April 23, 2002

                                TABLE OF CONTENTS
                                    ARTICLE 1

                                   DEFINITIONS

                                    ARTICLE 2

                           PURCHASE AND SALE OF SHARES

2.1      Purchase and Sale of Shares..............................................................        14
2.2      Purchase Price...........................................................................        14
2.3      The Closing..............................................................................        16
2.4      Deliveries at the Closing................................................................        16
2.5      Payments at the Closing..................................................................        17
2.6      Assumption of Employee Options at the Closing............................................        19

                                    ARTICLE 3

            REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

3.1      Representations and Warranties of Interplay..............................................        19
3.2      Representations and Warranties of Buyer..................................................        21
3.3      Representations and Warranties of Perry..................................................        22
3.4      Representations and Warranties of Shiny Group............................................        22

                                    ARTICLE 4

              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

4.1      Corporate Status.........................................................................        23
4.2      Power and Authority; Enforceability......................................................        24
4.3      No Violation.............................................................................        24
4.4      Brokers' Fees............................................................................        24
4.5      Capitalization...........................................................................        24
4.6      Records..................................................................................        25
4.7      Acquired Subsidiaries....................................................................        25
4.8      Financial Statements.....................................................................        25
4.9      Subsequent Events........................................................................        25
4.10     Liabilities..............................................................................        25
4.11     Legal Compliance.........................................................................        25
4.12     Tax Matters..............................................................................        25
4.13     Title to and Condition of Assets; Liens on Assets and Shares.............................        27
4.14     Real Property............................................................................        27
4.15     Intellectual Property....................................................................        27
4.16     Contracts................................................................................        32
4.17     Receivables..............................................................................        34

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
4.18     Powers of Attorney.......................................................................        34
4.19     Insurance................................................................................        34
4.20     Litigation...............................................................................        35
4.21     Labor; Employees.........................................................................        35
4.22     Employee Benefits........................................................................        35
4.23     Environmental, Health, and Safety Matters................................................        37
4.24     Permits..................................................................................        37
4.25     Certain Business Relationships with the Company..........................................        38

                                    ARTICLE 5

                              PRE-CLOSING COVENANTS

5.1      General..................................................................................        38
5.2      Notices, Releases, Agreements, and Consents..............................................        38
5.3      Operation of Company's Business..........................................................        39
5.4      Preservation of Business.................................................................        40
5.5      Full Access and Company Data.............................................................        40
5.6      Exclusivity..............................................................................        41
5.7      Perry Release............................................................................        41
5.8      Perry's Shares...........................................................................        41
5.9      Shiny Group's Shares.....................................................................        41
5.10     Operation of Interplay's Business........................................................        41
5.11     Performance of Transfer Agreements.......................................................        42
5.12     Payment Under New Microsoft Amendment....................................................        42
5.13     Payment Under Warner Amendment...........................................................        42
5.14     Transition Services Agreement............................................................        42

                                    ARTICLE 6

                             POST-CLOSING COVENANTS

6.1      General..................................................................................        43
6.2      Litigation Support.......................................................................        43
6.3      Insurance................................................................................        43
6.4      Tax Treatment of Transaction.............................................................        43
6.5      Noncompetition...........................................................................        45
6.6      Nondisclosure of Proprietary Data........................................................        46
6.7      Continuing Access........................................................................        46
6.8      Audit Cooperation........................................................................        46
6.9      Use of Proceeds..........................................................................        46
6.10     Bioware Payments.........................................................................        47

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
                                    ARTICLE 7

                               CLOSING CONDITIONS

7.1      Conditions Precedent to Obligation of Buyer..............................................        47
7.2      Conditions Precedent to Obligation of Interplay..........................................        50
7.3      Conditions Precedent to Obligations of Perry and Shiny Group.............................        51

                                    ARTICLE 8

                                   TERMINATION

8.1      Termination of Agreement.................................................................        51
8.2      Effect of Termination....................................................................        52

                                    ARTICLE 9

                                 INDEMNIFICATION

9.1      Survival of Representations and Warranties...............................................        52
9.2      Indemnification Provisions for Buyer's Benefit...........................................        53
9.3      Indemnification Provisions for Interplay's Benefit.......................................        54
9.4      Indemnification Provisions for Perry's and Shiny Group's Benefit.........................        54
9.5      Indemnification Claim Procedures.........................................................        54
9.6      Limitations on Indemnification Liability.................................................        55
9.7      Other Indemnification Provisions.........................................................        56
9.8      Certain Tax Matters......................................................................        56

                                   ARTICLE 10

                                  MISCELLANEOUS

10.1     Entire Agreement.........................................................................        59
10.2     Successors...............................................................................        60
10.3     Assignments..............................................................................        60
10.4     Notices..................................................................................        60
10.5     Specific Performance.....................................................................        61
10.6     Submission to Jurisdiction...............................................................        62
10.7     Time.....................................................................................        62
10.8     Counterparts.............................................................................        62
10.9     Headings.................................................................................        62
10.10    Governing Law............................................................................        62
10.11    Amendments and Waivers...................................................................        62
10.12    Severability.............................................................................        62
10.13    Expenses.................................................................................        62
10.14    Construction.............................................................................        63
10.15    Incorporation of Exhibits, Annexes, and Schedules........................................        63
10.16    Remedies.................................................................................        63
10.17    Electronic Signatures....................................................................        63

ATTACHMENTS

Exhibits

Exhibit A          [Intentionally Omitted]
Exhibit B          Form of Contract Assignment and Assumption Agreement
Exhibit C          Form of Design Services Agreement
Exhibit D          Form of IP Assignment
Exhibit E          Form of Opinion of Counsel to the Company and Interplay
Exhibit F          Form of Opinion of Buyer
Exhibit G          Form of Opinion of Parent
Exhibit H          Form of Perry Employment Agreement
Exhibit I          Form of the Interplay Officer's Certificate
Exhibit J          Form of the Interplay Secretary's Certificate
Exhibit K          Form of Buyer Officer's Certificate
Exhibit L          Form of Buyer Secretary's Certificate
Exhibit M          Form of Closing Escrow Agreement
Exhibit N          Form of Opinion of Counsel to Buyer
Exhibit O          Perry Release
Exhibit P          Warner Amendment
Exhibit Q          New Microsoft Agreement
Exhibit R          Form of Perry Certificate
Exhibit S          Form of Interplay Note
Exhibit T          Form of Europlay Note
Exhibit U          Form of Akin Note
Exhibit V          Form of Interplay Guaranty
Exhibit W          Form of Europlay Guaranty
Exhibit X          Form of Akin Guaranty
Exhibit Y          Form of Bioware Guaranty
Exhibit Z          Use of Proceeds


Disclosure Letters

Buyer Disclosure Letter
Company Disclosure Letter
Interplay Disclosure Letter

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "AGREEMENT"), dated April 23, 2002, is by and among (i) Infogrames, Inc., a Delaware corporation ("BUYER"), (ii) Shiny Entertainment, Inc., a California corporation (the "COMPANY"), (iii) David Perry, an individual ("PERRY"), (iv) Shiny Group, Inc., a California corporation wholly owned by Perry ("SHINY GROUP"), and (v) Interplay Entertainment Corp., a Delaware corporation ("INTERPLAY" and, together with the Company, the "COMPANY PARTIES"). Perry, Shiny Group and Interplay are collectively referred to herein as "SELLERS."

                                    RECITALS:

         A. Sellers collectively own all of the Company's outstanding capital stock and all outstanding Commitments (as defined) to acquire the Company's capital stock except for the Employee Options.

         B. Buyer desires to purchase from Sellers all of the Company's outstanding capital stock, and Sellers desire to sell to Buyer all of the Company's outstanding capital stock, in accordance with this Agreement's terms and conditions.

         C. Buyer, Sellers and the Company (each a "PARTY" and collectively the "PARTIES") intend for the purchase and sale of the Shares (as defined) to be treated as a taxable purchase for tax purposes.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         "ACTION" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

         "AFFILIATE" with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, "control" (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.

         "AFTER TAX BASIS" means a basis such that any payment (the "Original Payment") received or deemed to have been received by a Person (the "Recipient") will be supplemented by a further payment to the recipient so that the sum of the two payments will equal the Original

Payment, after taking into account (i) all taxes that would result from the receipt or accrual of such payments, if legally required, and (ii) any reduction in taxes that would result from the deduction of the expense indemnified against, if legally permissible; provided that such reduction is actually realized by the Recipient no later than the end of the Tax period in which the indemnification payment is received. In the event that a taxing authority will treat any indemnification payment as not includible in gross income or disallow any deduction taken into account hereunder, the indemnification will be recomputed and further payment or refunds made.

         "AGREEMENT" is defined in the preamble to this Agreement.

         "AKIN" means Akin, Gump, Strauss, Hauer & Feld, L.L.P.

         "AKIN GUARANTY" means the Payment Guaranty of Parent relating to the Akin Note, in the form of Exhibit X.

         "AKIN NOTE" means the Promissory Note of Buyer, in the form of Exhibit
U.

         "AKIN RELEASE" means an agreement to be entered into on or before the Closing among Akin, the Company and Interplay, in form and substance reasonably satisfactory to Buyer, which agreement will provide that from and after the Closing Akin will (without any further payment by or obligation of the Company or Buyer except as expressly contemplated in the Closing Escrow Agreement) waive any amounts owed to it by the Company and release any security interest that it may have in any assets, capital stock, rights or property of or related to the Company.

         "ANCILLARY AGREEMENTS" means the Closing Escrow Agreement and the various agreements required under Sections 7.1, 7.2, 7.3, and/or elsewhere herein.

         "ARCHIVAL ESCROW AGREEMENT" means an escrow agreement to be entered into among the Company, Interplay and a mutually acceptable escrow agent, pursuant to the terms of the IP Assignment.

         "BALANCE SHEET DATE" is defined in Section 4.8.

         "BIOWARE GUARANTY" means the Guaranty by Parent, substantially in the form of Exhibit Y, and in form and substance reasonably satisfactory to Buyer.

         "BRIAN FARGO RELEASE" means an agreement to be entered into on or before the Closing among Brian Fargo, the Company and Interplay, in form and substance reasonably satisfactory to Buyer, which agreement will provide that from and after the Closing Brian Fargo will (without any further payment by or obligation of the Company or Buyer except as expressly contemplated in the Closing Escrow Agreement) waive any amounts owed to him by the Company or in connection with the Games or any Intellectual Property and release any security interest that he may have in any assets, capital stock, rights or property of or related to the Company.

         "BUYER" is defined in the preamble to this Agreement.

         "BUYER DISCLOSURE LETTER" is defined in Section 3.2. The Sections of the Buyer Disclosure Letter will be numbered to correspond to the applicable Sections of this Agreement and, together with all matters under such heading, will be deemed to apply only to that Section.

         "BUYER INDEMNIFIED PARTIES" means Interplay and its officers, directors, managers, employees, agents and representatives.

         "BUYER OFFICER'S CERTIFICATE" is defined in Section 2.4.

         "BUYER OPINIONS" means the Opinion of Buyer, the Opinion of Counsel to Buyer and the Opinion of Parent.

         "CLOSING" means the consummation of the purchase and sale of the Shares as contemplated in this Agreement.

         "CLOSING BALANCE SHEET" is defined in Section 2.2(b).

         "CLOSING DATE" is defined in Section 2.3.

         "CLOSING DATE ADJUSTMENT" is defined in Section 2.2(b).

         "CLOSING ESCROW AGREEMENT" means the escrow agreement among Buyer, Sellers, and the escrow agent and other parties named therein, substantially in the form of Exhibit M, and in form and substance reasonably satisfactory to the Parties.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMERCIALLY REASONABLE EFFORTS" means efforts that are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the Transactions and that do not require the performing Party to expend any funds or assume Liabilities other than expenditures and Liabilities that are customary and reasonable in nature and amount in the context of the Transactions.

         "COMMITMENT" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "COMMON EXCHANGE RATIO" means a fraction (i) the numerator of which is the product of the Purchase Price divided by the total number of Shares and (ii) the denominator of which is the average of Buyer's stock value over the 15-day period ending on the third business day prior to the Closing Date.

         "COMPANY" is defined in the preamble to this Agreement.

         "COMPANY DISCLOSURE LETTER" is defined in the introduction to ARTICLE
4. The Sections of the Company Disclosure Letter will be numbered to correspond to the applicable Sections of this Agreement and, together with all matters under such heading, will be deemed to apply only to that Section.

         "COMPANY MATERIAL CONTRACT" is defined in Section 4.16.

         "COMPANY PARTIES" is defined in the preamble to this Agreement.

         "COMPETITIVE BUSINESS" is defined in Section 6.5(a).

         "CONSENT" means any consent, approval, notification, waiver, or other similar action.

         "CONTRACT" means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

         "CONTRACT ASSIGNMENT AND ASSUMPTION AGREEMENT" means the assignment and assumption agreement between Interplay and the Company, in the form of Exhibit B.

         "COPYRIGHTS" means all registered and unregistered copyrights to any original work(s) of authorship relating to the subject matter of this Agreement, which are fixed in any tangible medium of expression.

         "DAMAGES" means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, expenses and other costs (including reasonable fees and expenses of attorneys, accountants and other professional advisors).

         "DESIGN SERVICES AGREEMENT" means an agreement to be entered into on or before the Closing between the Company and each of Andy Wachowski and Larry Wachowski in the form of Exhibit C.

         "DISCLOSURE LETTERS" means the Buyer Disclosure Letter, the Company Disclosure Letter and the Interplay Disclosure Letter.

         "ELECTIONS" is defined in Section 6.4(a).

         "EMPLOYEE OPTIONS" means the Commitments to certain current employees of the Company issued pursuant to the Company's 1995 Stock Option Plan listed as such in Section 4.5 of the Company Disclosure Letter.

         "ENCUMBRANCE" means any Order, Security Interest, equitable interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (specifically excluding infringement and misappropriation claims relating to Intellectual Property).

         "ENFORCEABLE" with respect to a Contract means that such Contract is the legal, valid, and binding obligation of the applicable Person, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting the rights of creditors, and general principles of equity.

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" means all Orders, Contracts and Laws concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect.

         "EQUITY INTEREST" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other equity ownership or participation in a Person.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is or was a member of a group of which the Company is or was a member and which is or was under common control or treated as a single employer with the Company within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

         "ESCROWED PURCHASE PRICE" is described in Section 2.5(a).

         "EUROPLAY" means Europlay 1, LLC.

         "EUROPLAY GUARANTY" means the Payment Guaranty of Parent relating to the Europlay Note, in the form of Exhibit W.

         "EUROPLAY NOTE" means the Promissory Note of Buyer, in the form of Exhibit T.

         "EUROPLAY RELEASE" means an agreement to be entered into on or before the Closing among Europlay, the Company and Interplay, in form and substance reasonably satisfactory to Buyer, which agreement will provide that from and after the Closing Europlay will (without any further payment by or obligation of the Company or Buyer except as expressly contemplated in the Closing Escrow Agreement) waive any amounts owed to it by the Company and release any security interest that it may have in any assets, capital stock, rights or property of or related to the Company.

         "EXPIRATION DATE" means 30 days after the date hereof.

         "FINAL ADJUSTMENT" is defined in Section 2.2(c)(iv).

         "FINAL BALANCE SHEET" is defined in Section 2.2(c)(i).

         "FINANCIAL STATEMENTS" is defined in Section 4.8.

         "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

         "GAMES" means all interactive software and video games developed, being developed or to be developed by or on behalf of any Company Party (in whatever stage of completion) and relating to, based upon and/or derived from the Matrix Pictures.

         "GAME SOFTWARE" means any and all Intellectual Property, Software, Preexisting Code, tools, engines, documentation and/or other programs (i) that are included in or related to the Games; and (ii) that are licensed to or developed (in whatever stage of development) by or on behalf of a Company Party.

         "GOVERNMENTAL BODY" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government.

         "INDEMNIFICATION CLAIM" is defined in Section 9.5.

         "INDEMNIFIED PARTIES" means, individually and as a group, the Buyer Indemnified Parties and the Interplay Indemnified Parties.

         "INDEMNIFIED PARTIES THRESHOLD AMOUNT" is defined in Section 9.6(b).

         "INDEMNITOR" means any Party having any Liability to any Indemnified Party under this Agreement.

         "INDEPENDENT ACCOUNTANTS" is defined in Section 2.2(c)(iii).

         "INTELLECTUAL PROPERTY" means all Copyrights, Marks, Patents, Trade Secrets, domain names and URL's, all applications thereof, all licenses with respect thereto and all rights arising thereunder (including the right to sue for past infringement).

         "INTERPLAY" is defined in the preamble to this Agreement.

         "INTERPLAY DISCLOSURE LETTER" is defined in Section 3.1. The Sections of the Interplay Disclosure Letter will be numbered to correspond to the applicable Sections of this Agreement and, together with all matters under such heading, will be deemed to apply only to that Section.

         "INTERPLAY GUARANTY" means the Payment Guaranty of Parent relating to the Interplay Note, in the form of Exhibit V.

         "INTERPLAY INDEMNIFIED PARTIES" means Buyer, the Company and each of their respective officers, directors, managers, employees, agents and representatives.

         "INTERPLAY MATERIAL CONTRACT" is defined in Section 3.1(g).

         "INTERPLAY NOTE" means the Promissory Note of Buyer, in the form of Exhibit S.

         "INTERPLAY OFFICER'S CERTIFICATE" is defined in Section 2.4.

         "INTERPLAY'S PRO RATA SHARE" is defined in Section 9.8(a).

         "INTERPLAY PURCHASE PRICE" is defined in Section 2.2(a).

         "IP ASSIGNMENT" means the assignment agreement between Interplay and the Company, in the form of Exhibit D.

         "LASALLE" means La Salle Business Credit, Inc.

         "LASALLE RELEASE" means the Forbearance Agreement entered into as of March 13, 2002 among LaSalle, Company and Interplay, which provides that from and after the Closing LaSalle will release (subject to the Fargo Release but otherwise without any further payment by or obligation of the Company or Buyer) any security interest that LaSalle may have in any assets, capital stock, rights or property of or related to the Company. Interplay has delivered a true and complete copy of the LaSalle Release to Buyer.

         "LAW" means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended and now in effect.

         "LIABILITY" or "LIABLE" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

         "LISTED COPYRIGHT" is defined in Section 4.15(c).

         "LISTED MARK" is defined in Section 4.15(b).

         "LISTED PATENT" is defined in Section 4.15(a).

         "MARKS" means all words, slogans, designs, pictures or any other symbols used to identify any goods and/or services, including all registered and unregistered trademarks and service marks anywhere in the world and all corresponding applications and "intent to use" applications related thereto, together with the goodwill and the business appurtenant thereto.

         "MATERIAL ADVERSE CHANGE (OR EFFECT)" means a change (or effect) in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, business, or prospects, taken as a whole.

         "MATERIAL CONTRACTS" means the Company Material Contracts and the Interplay Material Contracts.

         "MATRIX PICTURES" means the upcoming motion pictures currently titled "The Matrix Reloaded"(aka "Matrix 2") and/or "The Matrix Revolutions" (aka "Matrix 3") (and/or any additional derivative production based thereon) and all elements depicted or included therein or associated therewith.

         "MATRIX PROPERTY" means (A) the Messiah Game Property, (B) the Games,
(C) the Game Software, and (D) any and all of the following included in, used in connection with, related to, derived from or based upon the Games (and/or primarily in the development thereof, provided that Messiah Game Property, the Games and the Game Software will, in any event, constitute Matrix Property), the Game Software and/or the Matrix Pictures: (i) Software, Preexisting Code, tools, engines, diagrams, models, formulas, data, text, documentation, manuals, programs, artwork, materials (whether pictorial, graphic, visual, audio, audiovisual, animated, digital, literary, dramatic, musical or otherwise), drawings, designs, sketches, images, sounds, illustrations, photographs, printed materials, scripts, storyboards, film and video materials, information (whether electronic, digitized or computerized or otherwise), and all other tangible property; (ii) contract rights, other rights and general intangibles; (iii) ideas, inventions, discoveries, themes, characters, game play, environments, backdrops, stories, plots and other elements; (iv) Intellectual Property; and
(v) all other properties and things of value and products and proceeds thereof. Without limiting the generality of the foregoing definition of "Matrix Property," the parties further agree that immediately following the Closing and through the Applicable Term (as defined below), with respect to any items of Interplay's tangible or intangible property not assigned to the Company pursuant to the IP Assignment and that (A) is not commercially available (i.e., not "off the shelf") or for which a reasonable substitute is not so commercially available (B) has been used by any Company Party in the development of the Games, and (C) is reasonably requested by the Company to develop and/or exploit the Games, Interplay will reasonably cooperate with the Company to give it the ability to use such property (including by affording the Company a continuing right of access to such property, even if such property is embedded or otherwise contained in Interplay's "off the shelf" hardware, and, to the maximum extent permitted by the terms of Interplay's ownership or license thereof, by granting the Company a non-exclusive, royalty free, worldwide license to use such property) in the development and exploitation of the Games in all media (whether now known or hereafter devised). The "Applicable Term" means (x) with respect to the development of the Games, the entire period of the Company's development of the Games (including any add-ons, modifications or expansion packs thereto), and
(y) perpetual with respect to the exploitation of the Games.

         "MESSIAH GAME PROPERTY" collectively refers to: (i) the character engine developed for the Messiah video game that incorporates technology claimed in the Messiah Patents (the "Messiah Engine"); (ii) the character engine derived from the Messiah Engine developed for the Sacrifice video game (the "Sacrifice Engine"); and (iii) the Messiah Patents.

         "MESSIAH PATENTS" means United States Provisional Patent Application Serial No. 60/089,944 filed on June 19, 1998, United States Patent Application Serial No. 213,092 filed on December 15, 1998 and any patent in the United States making any claim of priority thereto (including United States Patent No. 6,317,125, entitled "Saxs Video Object Generation Engine"), the inventions described and claimed therein, and any divisions, continuations, continuations-in-part (to the extent that the claims are directed to the subject matter specifically described therein), patents issuing thereon or reissues thereof, and any an all foreign patents and patent applications corresponding thereto.

         "MICROSOFT" means Microsoft Corporation.

         "NEW MICROSOFT AGREEMENT" means the Agreement for The Matrix for the Xbox Video Game System dated as of April 19, 2002 between Microsoft and Buyer, attached as Exhibit Q.

         "NONCOMPETITION COVENANTS" is defined in Section 6.5(a).

         "NON-MATRIX PROPERTY" means (A) Non-Matrix Games (as defined below) and
(B) all Included Property (as defined below) that satisfies all of the following criteria: such Included Property (i) is owned by or licensed to a Company Party prior to the Closing; (ii) is not Matrix Property; and (iii) relates primarily to the interactive software or video games entitled "Earthworm Jim", "Earthworm Jim 2", "Earthworm Jim 3D", "MDK", "MDK 2", "Sacrifice", "Messiah", "Wild 9", "R/C Stuntcopter", "VR Baseball `99", and "Test of the Dragon" (collectively, the "Non-Matrix Games"). "Included Property" means Intellectual Property, software, tools, engines, diagrams, models, formulas, data, text, documentation, manuals, programs, artwork, materials (whether pictorial, graphic, visual, audio, audiovisual, animated, digital, literary, dramatic, musical or otherwise), drawings, designs, sketches, images, sounds, illustrations, photographs, printed materials, scripts, storyboards, film and video materials, information (whether electronic, digitized or computerized or otherwise), and all other tangible property, contract rights, other rights and general intangibles.

         "OPINION OF BUYER" means a signed opinion dated the Closing Date, in the form of Exhibit F, from in-house counsel to Buyer.

         "OPINION OF COUNSEL TO BUYER" means a signed opinion dated the Closing Date, in the form of Exhibit N, from O'Melveny & Myers LLP, outside counsel to Buyer.

         "OPINION OF COUNSEL TO THE COMPANY AND INTERPLAY" means a signed opinion dated the Closing Date, in the form of Exhibit E, from Akin, outside counsel to the Company and Interplay.

         "OPINION OF PARENT" means a signed opinion dated the Closing Date, in the form of Exhibit G, from in-house counsel to Parent.

         "ORDER" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice of the relevant Person and its Subsidiaries.

         "ORGANIZATIONAL DOCUMENTS" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "PARENT" means Infogrames Entertainment SA, Buyer's parent company.

         "PARTIES" is defined in the Recitals to this Agreement.

         "PATENTS" means any and all United States patents and patent applications, the inventions described and claimed therein, and any divisions, continuations, continuations-in-part (to the extent that the claims are directed to the subject matter specifically described therein), patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PERMIT" means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Body, or Contract.

         "PERRY" is defined in the Preamble to this Agreement.

         "PERRY CERTIFICATE" is defined in Section 2.4.

         "PERRY EMPLOYMENT AGREEMENT" means the employment Contract between Buyer and the form of Exhibit H.

         "PERRY PURCHASE PRICE" is defined in Section 2.2(a).

         "PERRY RELEASE" the Settlement and Release Agreement dated as of the date hereof, among Perry, Shiny Group, the Company, and Interplay, attached as Exhibit O.

         "PERRY SHARES" is defined in Section 3.3(d).

         "PERSON" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

         "PLANS" is defined in Section 4.22(a).

         "PREEXISTING CODE" means all computer programming source code incorporated into the Software that (i) was not specifically written or developed for use in such Software and (ii) is material to the operation of the Company's business. A complete and accurate list of the Preexisting Code is included in the Company Disclosure Letter.

         "PURCHASE PRICE" is defined in Section 2.2(a).

         "PURCHASE PRICE ALLOCATION" is defined in Section 6.4(a).

         "RECEIVABLES" means all receivables of the Company, including all Contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable.

         "RECORDS" means all of a Person's books, records, files, documents and agreements, whether in tangible, electronic or digital media.

         "RESTRICTIVE TERM" means a period of the earlier of (i) four years from the Closing Date and (ii) the later of (A) six months from the initial commercial release date by Buyer of the video game based on the motion picture project currently entitled "The Matrix Revolutions" (the "Matrix III Game"), and
(B) the earlier of (1) the date on which Buyer's publishing division makes an official corporate decision to permanently abandon development of the Matrix III Game, and (2) the date on which Buyer's license to develop and exploit the Matrix III Game is terminated.

         "SCHEDULES" means the Schedules to this Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITY INTEREST" means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (i) liens for taxes, assessments, governmental charges, or claims that are being contested in good faith, (ii) statutory liens of landlords and warehousemen's, carriers', mechanics', suppliers', materialmen's, repairmen's, or other like liens (including Contractual landlords' liens) arising in the Ordinary Course of Business; and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other similar types of social security.

         "SELLERS" is defined in the preamble to this Agreement.

         "SHARE" means any issued and outstanding share of the Common Stock, no par value, of the Company, and, as of the Closing Date, includes the Perry Shares and the Shiny Group Shares.

         "SHINY GROUP" is defined in the Preamble to this Agreement.

         "SHINY GROUP PURCHASE PRICE" is defined in Section 2.2(a).

         "SHINY GROUP SHARES" is defined in Section 3.4(d).

         "SOFTWARE" means any and all computer software that has been developed (or is in the process of being developed) by or on behalf of the Company prior to the Closing Date, including all underlying programs, source code, object code and intellectual property rights related thereto or arising therefrom.

         "SUBSIDIARY" means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and will include any liability in respect of Taxes as a transferee or under any Tax sharing agreement, Tax indemnity agreement, or other contract, arrangement, agreement, understanding or commitment (whether oral or written) and any liability in respect of Taxes which is payable by operation of law, Treas. Reg. Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law) or otherwise.

         "TAX RETURN" means any report, return, statement, information return or other information required to be supplied to a Governmental Body in connection with Taxes (including any attachment thereto or amendment thereof), including any claim for refund, declaration of any estimated Tax and combined or consolidated return for any group of entities that includes the Company.

         "TERMINATION DATE" means the earlier to occur of (a) the Expiration Date and (b) the date on which this Agreement is terminated pursuant to Section
8.1 (other than Section 8.1(b)).

         "THREATENED" means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred that would lead a prudent person to conclude that a cause of Action or other matter is likely to be asserted, commenced, taken, or otherwise initiated.

         "TRADE SECRETS" means all know-how, trade secrets, confidential information, customer lists, the source code of all Software, technical information, data, process technology, plans, drawings, and blue prints that derive value (economic, strategic or otherwise) from not being generally known to and/or readily ascertainable by other Persons.

         "TRANSACTION DOCUMENTS" means this Agreement and the Ancillary Agreements.

         "TRANSACTIONS" means all of the transactions contemplated by this Agreement, including: (a) the sale of the Shares by Interplay, Shiny Group and Perry to Buyer and Buyer's delivery of the Purchase Price therefor; (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith;

and (c) the performance by Buyer, the Company and Sellers of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

         "TRANSITION SERVICES AGREEMENT" is defined in Section 6.8.

         "TREAS. REG." means the proposed, temporary and final regulations promulgated under the Code.

         "VIRGIN DISTRIBUTION AGREEMENT" means that certain International Distribution Agreement, dated February 10, 1999, between Interplay and Virgin Interactive Entertainment Limited ("VIRGIN"), as amended.

         "VIRGIN RELEASE" means an agreement to be entered into on or before the Closing among Virgin, the Company and Interplay, in form and substance reasonably satisfactory to Buyer, which agreement will provide (i) that from and after the Closing Virgin will have no rights to exploit the Games under the Virgin Distribution Agreement, (ii) for the release by Virgin of the Company of all obligations under the Virgin Distribution Agreement, and (iii) for the release by Virgin of Interplay of all obligations under the Virgin Distribution Agreement with respect to the Games.

         "VIVENDI" means Vivendi Universal Games, Inc. (formerly Vivendi Universal Interactive Publishing North America, Inc.).

         "VIVENDI DISTRIBUTION AGREEMENT" means that certain Distribution Agreement, dated August 23, 2001, between Interplay and Vivendi, as amended.

         "VIVENDI RELEASE" means an agreement to be entered into on or before the Closing among Vivendi, the Company and Interplay, in form and substance reasonably satisfactory to Buyer, which agreement will provide (i) that from and after the Closing Vivendi will have no rights to exploit the Games under the Vivendi Distribution Agreement, (ii) for the release by Vivendi of the Company of all obligations under the Vivendi Distribution Agreement, (iii) for the release by Vivendi of Interplay of all obligations under the Vivendi Distribution Agreement with respect to the Games, and (iv) for a full release by Vivendi (without any further payment by or obligation of the Company or Buyer except as expressly contemplated in the Closing Escrow Agreement) of any security interest that Vivendi may have in any assets, rights or property of or related to the Company.

         "WARNER" means Warner Bros. Consumer Products.

         "WARNER AGREEMENT" means that certain License Agreement (Retail License Warner Bros. Consumer Products #12420-MATR), dated December 18, 2000, by and between Warner and Interplay.

         "WARNER AMENDMENT" means the letter agreement between Warner Bros. Consumer Products, Buyer, Interplay and the Company dated as of April 19, 2002, attached as Exhibit P.

         "WORKING CAPITAL" means the sum of the Company's current assets minus total liabilities (inclusive of the amount of any negative cash or bank overdraft), determined in accordance with GAAP.

         "WORKS FOR HIRE" is defined in Section 4.15(i).

                                   ARTICLE 2
                           PURCHASE AND SALE OF SHARES

         2.1 PURCHASE AND SALE OF SHARES. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and each Seller agrees to sell to Buyer, all of the Shares for the aggregate consideration specified in Section 2.2 and in the form specified in Sections 2.2 and 2.5.

         2.2 PURCHASE PRICE.

                  (a) AGGREGATE PURCHASE PRICE. The aggregate purchase price for the Shares is $48,000,000 (the "PURCHASE PRICE"). The Purchase Price will be allocated between the Sellers as follows: (i) $1,487,995 to Perry (the "PERRY PURCHASE PRICE"); (ii) $5,762,005 to Shiny Group (the "SHINY GROUP PURCHASE PRICE"), and (iii) $40,750,000 to Interplay (subject to adjustment as provided below, the "INTERPLAY PURCHASE PRICE").

                  (b) CLOSING DATE ADJUSTMENT. The Interplay Purchase Price will be subject to adjustment in accordance with the following: at least five business days before the Closing, Interplay will prepare and deliver to Buyer a balance sheet of the Company as of the end of the month preceding the Closing Date, with certain pro-forma accruals described below (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet will be prepared in accordance with GAAP, will include proper accruals (including for all of the Company employees' vacation time and royalties) and reserves for liabilities and/or expenses incurred as of the end of the month preceding the Closing Date, and will include an accrual for the payroll for the Company employees and other monthly expenses (including rent, utilities and contractors) through the Closing Date. If the Working Capital reflected on the Closing Balance Sheet exceeds $0, the Interplay Purchase Price will be increased by the amount of such excess, and if the Working Capital reflected on the Closing Balance Sheet is a less than $0, the Interplay Purchase Price will be reduced by the amount of such deficiency (the amount of such increase or decrease, as applicable, is the "CLOSING DATE Adjustment").

                  (c) POST-CLOSING ADJUSTMENT. The Interplay Purchase Price will be subject to further adjustment after the Closing in accordance with the following:

                           (i) Within 45 days after the Closing Date, Buyer will
                  prepare and deliver to Interplay a balance sheet of the Company as of the Closing Date (as finally determined pursuant to paragraph (iii) below, the "FINAL BALANCE SHEET"). The Final Balance Sheet will be prepared in accordance with GAAP and reflect actual accruals for each pro forma accrual referenced in Section 2.2(b) above.

                           (ii) Interplay and its accountants will have the
                  right to review the work papers of Buyer and its advisors utilized in preparing the Final Balance Sheet. The Final Balance Sheet will be binding on Interplay unless Interplay presents to Buyer within 30 days after its receipt of the Final Balance Sheet from Buyer written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement.

                           (iii) Buyer and Interplay will attempt in good faith
                  during the 30 days immediately following Buyer's receipt of Interplay's timely notice of disagreement to resolve any disagreement with respect to the Final Balance Sheet. If, at the conclusion of such 30-day period, Buyer and Interplay have not resolved their disputes regarding the Final Balance Sheet, Buyer will refer the items of disagreement for final determination to Ernst & Young. If such firm notifies Buyer and/or Interplay that it is unable or unwilling to make such final determination, or if such firm does not make a determination within 30 days following the date of the receipt of Buyer's reference, then within the immediately following 10 days, Buyer and Interplay will mutually designate another independent accounting firm (the accounting firm making such determination is referred to herein as the "INDEPENDENT ACCOUNTANTS"), and will be reasonably available and work diligently to facilitate such other firm to render a final determination within the 20-day period immediately following the referral to the Independent Accountants. The Final Balance Sheet will be deemed to be binding on Buyer and Interplay upon
                  (i) Interplay's failure to deliver to Buyer a notice of disagreement within 30 days of its receipt of the Final Balance Sheet prepared by Buyer, (ii) resolution of any disagreement by mutual agreement of the parties after a timely notice of disagreement has been delivered to Buyer, or (iii) notification by the Independent Accountants of their final determination of the items of disagreement submitted to them.

                           (iv) If the Working Capital reflected on the Final
                  Balance Sheet, as finally determined, is greater than the Working Capital reflected on the Closing Balance Sheet, the Interplay Purchase Price will be increased by such amount, and if the Working Capital reflected on the Final Balance Sheet, as finally determined, is less than the Working Capital reflected on the Closing Balance Sheet, the Interplay Purchase Price will be reduced by such amount (the "FINAL ADJUSTMENT").

                           (v) The Independent Accountants, Buyer and Interplay
                  will enter into such engagement letters as required for the Independent Accountants to perform under this Agreement. The fees and disbursements of the Independent Accountants (and of the initial firm to which Interplay referred the items of disagreement) will be borne equally, one-half by Buyer and one-half by Interplay.

                  (d) ADJUSTMENTS TO INTERPLAY NOTE. Pursuant to Section 2.5(d) below, Buyer will deliver the Interplay Note at the Closing.

                           (i) If the Final Adjustment is determined prior to
                  the maturity date or earlier payment in full of the Interplay Note, the principal amount of the Interplay Note will be increased or decreased, as applicable, by the amount of the Final Adjustment. Any such increase or decrease to the Interplay Note will be made to the final payment due to Interplay under the payment schedule. In furtherance of the foregoing, if (x) the principal amount of the Interplay Note is to be decreased by the Final Adjustment and (y) the amount of the Final Adjustment is greater than the remaining principal amount of the Interplay Note, then the principal amount then remaining will be reduced to zero and Interplay will pay to Buyer in cash any shortfall in the amount of the Final Adjustment, within five business days after the final determination of the Final Balance Sheet, by wire transfer in immediately available funds.

                           (ii) If the Final Adjustment is determined after
                  maturity or earlier payment in full of the Interplay Note, Buyer will pay to Interplay the amount of the Final Adjustment (if the Final Adjustment results in an increase to the Interplay Purchase Price) or Interplay will pay to Buyer the amount of the Final Adjustment (if the Final Adjustment results in a decrease to the Interplay Purchase Price), in either case within five business days after the final determination of the Final Balance Sheet, by wire transfer in immediately available funds.

         2.3 THE CLOSING. The Closing will take place at the offices of Akin, Century Tower Plaza, 2029 Century Park East, Suite 2400, Los Angeles, California, commencing at 9:00 a.m., local time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Shares (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Interplay may mutually determine (the "CLOSING DATE").

         2.4 DELIVERIES AT THE CLOSING. At the Closing:

                  (a) SELLERS DELIVERIES. Sellers will deliver to Buyer:

                           (i) certificates representing the Shares, duly
                  endorsed (or accompanied by duly executed stock powers in favor of Buyer or its nominee in form acceptable to Buyer); and

                           (ii) Sellers' counterpart signatures to each of the
                  Transaction Documents to which they are a party.

                  (b) ADDITIONAL INTERPLAY DELIVERIES. Interplay will deliver to
         Buyer:

                           (i) an Officer's certificate, in the form of Exhibit
                  I, duly executed on the Interplay's behalf, as to the accuracy of Interplay's representations and warranties pursuant to
                  Section 7.1(a) and certifying that each of the conditions specified in Section 7.2 (other than Section 7.2(a) which is the subject of the Buyer Officer's Certificate) has been satisfied in all respects (the "INTERPLAY OFFICER'S CERTIFICATE");

                           (ii) a Secretary's certificate, in the form of
                  Exhibit J duly executed on Interplay's behalf;

                           (iii) the resignation, effective as of the Closing,
                  of the Company's directors and officers;

                           (iv) the Company's counterpart signatures to each of
                  the Transaction Documents to which it is a party;

                           (v) all of the Company's Records (provided that those
                  Records located at the Company's premises will be deemed delivered with control of such premises at the Closing); and

                           (vi) an executed Opinion of Counsel to the Company
                  and Interplay.

         (c) BUYER DELIVERIES. Buyer will deliver to Sellers:

                           (i) an Officer's certificate, in the form of Exhibit
                  K, duly executed on Buyer's behalf, as to the accuracy of Buyer's representations and warranties pursuant to Section 7.2(a) and certifying that each of the conditions specified in
                  Section 7.1 (other than Section 7.1(a) which is the subject of the Interplay Officer's Certificate and the Perry Certificate) has been satisfied in all respects (the "BUYER OFFICER'S CERTIFICATE");

                           (ii) a Secretary's certificate, in the form of
                  Exhibit L, duly executed on Buyer's behalf;

                           (iii) Buyer's counterpart signatures to each of the
                  Transaction Documents to which it is a party; and

                           (iv) executed Buyer Opinions.

                  (d) PERRY/SHINY GROUP DELIVERIES. Perry and Shiny Group will deliver to Buyer a certificate, in the form of Exhibit R, duly executed by Perry in his individual capacity and on Shiny Group's behalf, as to the accuracy of Perry's and Shiny Group's representations and warranties pursuant to Section 7.1(a) and certifying that each of the conditions specified in Section 7.3 (other than Section 7.3(a) which is the subject of the Buyer Officer's Certificate) has been satisfied in all respects (the "PERRY CERTIFICATE").

         2.5 PAYMENTS AT THE CLOSING. Buyer will deliver the Purchase Price at the Closing as follows:

                  (a) ESCROWED PURCHASE PRICE. Buyer will deliver $31,031,986 of the Purchase Price (the "ESCROWED PURCHASE PRICE") in immediately available funds by wire transfer to the escrow agent pursuant to the terms of the Closing Escrow Agreement. A true and complete list, as of the date hereof, containing the names of each Person entitled to satisfaction out of the Escrowed Purchase Price and the respective amounts that will be distributed to each of them is attached as Schedule B to the Closing Escrow Agreement attached as Exhibit M. The Closing Escrow Agreement will govern the distributions to each party thereto of the Escrowed Purchase Price and certain other deliverables will be distributed by the escrow agent pursuant to the terms of the Closing Escrow Agreement. The Perry Purchase Price and the Shiny Group Purchase Price will be paid out of the Escrowed Purchase Price pursuant to the Closing Escrow Agreement. To the extent any Person receiving funds from the escrow has a condition other than payment of the amount due in order to release its deliverable, such Person will deliver a receipt of funds and/or other written verification reasonably satisfactory to Buyer that states that all conditions to the effectiveness of its deliverable has been satisfied.

                  (b) EUROPLAY NOTE AND EUROPLAY GUARANTY. Buyer will deliver to Europlay the Europlay Note in the principal amount of $4,327,500 and the Europlay Guaranty, on behalf of Interplay and in satisfaction of a portion of the Interplay Purchase Price equal to such principal amount.

                  (c) AKIN NOTE AND AKIN GUARANTY. Buyer will deliver to Akin the Akin Note in the principal amount of $1,020,000 and the Akin Guaranty, on behalf of Interplay and in satisfaction of a portion of the Interplay Purchase Price equal to such principal amount.

                  (d) INTERPLAY NOTE AND INTERPLAY GUARANTY. Buyer will deliver to Interplay the Interplay Note in the principal amount of $10,682,076 plus or minus any difference between the Closing Date Adjustment and $938,938 (which is the Closing Date Adjustment projected by the Company on the date hereof), and the Interplay Guaranty, in satisfaction of a portion of the Interplay Purchase Price equal to such principal amount. To the extent that Parent makes any payment(s) under the Bioware Guaranty, in lieu of a claim available to Parent against Interplay as a guarantor or otherwise, Parent may elect to reduce the principal amount of the Interplay Note by the amount of such payment(s). If Parent elects this remedy and the principal amount then remaining on the Interplay Note is insufficient to fully reimburse Parent for all amounts paid under the Bioware Guaranty, Interplay will pay to Parent the amount of such shortfall, within five business days after such payment is made, by wire transfer in immediately available funds.

         2.6 ASSUMPTION OF EMPLOYEE OPTIONS AT THE CLOSING. All of the Employee Options listed in Section 4.5 of the Company Disclosure Letter will be assumed by Buyer and converted into options to purchase such number of shares of Buyer's common stock as are equal to the respective numbers of Shares issuable thereon multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Buyer's common stock, at an option price equal to $0.50 divided by the Common Exchange Ratio and upon such other terms and conditions as are contained in such Employee Options. The options to purchase Buyer's common stock will be subject to Buyer's policies regarding exercising options and buying and selling Buyer's stock. Concurrently with the Closing, the Company's 1995 Stock Option Plan will be assumed by Buyer, which will thereupon have administrative and amendment authority with respect thereto and to the Employee Options, and the Company will thereupon have no continuing administrative or amendment authority with respect to such plan or the Employee Options.

         After the Closing, Buyer will issue to each holder of an assumed Employee Option, a notice describing the foregoing assumption of such Employee Option.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                           CONCERNING THE TRANSACTION

         3.1 REPRESENTATIONS AND WARRANTIES OF INTERPLAY. Subject to the exceptions disclosed in writing in the disclosure letter delivered by Interplay to Buyer on the date hereof (the "INTERPLAY DISCLOSURE LETTER"), Interplay represents and warrants to Buyer that the statements contained in this Section
3.1 are correct and complete as of the date of this Agreement:

                  (a) STATUS OF INTERPLAY. Interplay is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. There is no pending or Threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of Interplay.

                  (b) POWER AND AUTHORITY; ENFORCEABILITY. Interplay has the corporate power and corporate authority to execute and deliver each Transaction Document to which Interplay is a party, and to perform and consummate the Transactions. Interplay has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Interplay's obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Interplay is a party has been duly authorized, executed, and delivered by, and is Enforceable against Interplay.

                  (c) NO VIOLATION. The execution and the delivery of the Transaction Documents to which Interplay is a party and the performance and consummation of the Transactions by Interplay will not (i) breach any Law or Order to which Interplay is subject or any provision of its Organizational Documents, (ii) breach any Contract or Permit to which Interplay is a party or by which Interplay is bound or to which any of Interplay's assets is subject, other than any breach that will be cured on or before the

         Closing Date or which will not have a Material Adverse Effect on the Company, or (iii) require any Consent.

                  (d) NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Sellers or any of their respective Affiliates in connection with the negotiation, execution or performance of the Transaction Documents, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the Transactions except Europlay. Each of Interplay and Perry (with respect to Perry and Shiny Group) have separate agreements with Europlay and will have full responsibility for payment of fees and other performance under the terms of their respective agreements and neither the Company nor Buyer will have any liability in respect thereof.

                  (e) SHARES; INTERPLAY INFORMATION. Interplay holds of record and owns beneficially 9,300,000 Shares, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws or Encumbrances that will be removed on or before the Closing Date). Other than the Perry Release and Contracts that will be terminated on or before the Closing Date, all of which are listed in the Interplay Disclosure Letter, Interplay is not a party to any Contract (i) that could require Interplay to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement), or (ii) with respect to any capital stock of the Company. At the Closing, the Shares held by Interplay, when combined with the Perry Shares and the Shiny Group Shares, will represent 100% of the Shares.

                  (f) APPROVALS. All requisite approvals for the Transactions and Transaction Documents, including those from Interplay's board of directors, have been received or obtained. The approval of Interplay's stockholders has not been sought and is not required for either the Transactions or the Transaction Documents.

                  (g) CONTRACTS. With respect to the Warner Agreement, and each Contract assigned or to be assigned by Interplay to Shiny pursuant to the IP Assignment and the Contract Assignment and Assumption Agreement (each an "INTERPLAY MATERIAL CONTRACT" and collectively the "INTERPLAY MATERIAL CONTRACTS":

                           (i) Interplay has delivered to Buyer a correct and
                  complete copy of each written Contract (as amended and supplemented to date), together with full, complete and accurate descriptions of each oral Contract;

                           (ii) Section 3.1(g)(ii) of the Company Disclosure
                  Letter lists each third party from whom Consent is required under each Contract as a result of the Transactions (for assignment, change of control or otherwise);

                           (iii) each Contract is Enforceable;

                           (iv) each Contract will continue to be Enforceable on
                  the same terms following the consummation of the Transactions;

                           (v) Interplay has duly performed all of its
                  obligations under each Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Interplay, or, to the best knowledge of Interplay, any other party or obligor with respect thereto, has occurred or as a result of the Transactions will occur; and

                           (vi) no party to any such Contract has repudiated any
                  provision of the Contract.

         3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Subject to the exceptions disclosed in writing in the disclosure letter delivered by Buyer to the Company Parties on the date hereof (the "BUYER DISCLOSURE LETTER"), Buyer represents and warrants to Interplay that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement:

                  (a) ENTITY STATUS. Buyer is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization. There is no pending or Threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of Buyer.

                  (b) POWER AND AUTHORITY; ENFORCEABILITY. Buyer has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Buyer is a party has been duly authorized, executed and delivered by, and is Enforceable against, Buyer.

                  (c) NO VIOLATION. The execution and delivery of the Transaction Documents to which Buyer is party by Buyer and the performance and consummation of the Transactions by Buyer will not (i) breach any Law or Order to which Buyer is subject or any provision of its Organizational Documents, (ii) breach any Contract, Order, or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject, or (iii) require any Consent.

                  (d) NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or any of its Affiliates in connection with the negotiation, execution or performance of the Transaction Documents, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the Transactions.

                  (e) APPROVALS. All requisite approvals for the Transactions and the Transaction Documents from Buyer's board of directors and Parent's board of directors have been received or obtained.

         3.3 REPRESENTATIONS AND WARRANTIES OF PERRY. Perry represents and warrants to Buyer that the statements contained in this Section 3.3 are correct and complete as of the date of this Agreement:

                  (a) POWER AND AUTHORITY; ENFORCEABILITY. Perry has the power and authority to execute and deliver each Transaction Document to which Perry is a party, and to perform and consummate the Transactions. Each Transaction Document to which Perry is a party has been duly authorized, executed, and delivered by, and is Enforceable against Perry.

                  (b) NO VIOLATION. The execution and the delivery of the Transaction Documents to which Perry is a party and the performance and consummation of the Transactions by Perry will not (i) breach any Law or Order to which Perry is subject, (ii) breach any Contract or Permit to which Perry is a party or by which Perry is bound or to which any of Perry's assets is subject, other than any breach that will be cured on or before the Closing Date or which will not have a Material Adverse Effect on the Company, or (iii) require any Consent.

                  (c) NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Sellers or any of their respective Affiliates in connection with the negotiation, execution or performance of the Transaction Documents, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the Transactions except Europlay. Each of Interplay and Perry (with respect to Perry and Shiny Group) have separate agreements with Europlay and will have full responsibility for payment of fees and other performance under the terms of their respective agreements and neither the Company nor Buyer will have any liability in respect thereof.

                  (d) SHARES; PERRY INFORMATION. Immediately prior to the Closing, Perry will, to his knowledge, hold of record and own beneficially the Shares issuable under the terms of the Perry Release (the "PERRY SHARES"), free and clear of any Encumbrances (other than any restrictions under the Perry Release). Other than the Perry Release, Perry is not a party to any Contract (i) that could require Perry to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement), or (ii) with respect to any capital stock of the Company.

         3.4 REPRESENTATIONS AND WARRANTIES OF SHINY GROUP. Shiny Group represents and warrants to Buyer that the statements contained in this Section
3.4 are correct and complete as of the date of this Agreement:

                  (a) POWER AND AUTHORITY; ENFORCEABILITY. Shiny Group has the corporate power and corporate authority to execute and deliver each Transaction Document to which Shiny Group is a party, and to perform and consummate the Transactions. Shiny Group has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Shiny Group's obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Shiny Group is a party has been duly authorized, executed, and delivered by, and is Enforceable against Shiny Group.

                  (b) NO VIOLATION. The execution and the delivery of the Transaction Documents to which Shiny Group is a party and the performance and consummation of the Transactions by Shiny Group will not (i) breach any Law or Order to which Shiny Group is subject, (ii) breach any Contract or Permit to which Shiny Group is a party or by which Shiny Group is bound or to which any of Shiny Group's assets is subject, other than any breach that will be cured on or before the Closing Date or which will not have a Material Adverse Effect on the Company, or (iii) require any Consent.

                  (c) NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Sellers or any of their respective Affiliates in connection with the negotiation, execution or performance of the Transaction Documents, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the Transactions except Europlay. Each of Interplay and Perry (with respect to Perry and Shiny Group) have separate agreements with Europlay and will have full responsibility for payment of fees and other performance under the terms of their respective agreements and neither the Company nor Buyer will have any liability in respect thereof.

                  (d) SHARES; SHINY GROUP INFORMATION. Immediately prior to the Closing, Shiny Group will, to its knowledge, hold of record and own beneficially the Shares issuable under the terms of the Perry Release (the "SHINY GROUP SHARES"), free and clear of any Encumbrances (other than any restrictions under the Perry Release). Other than the Perry Release, Shiny Group is not a party to any Contract (i) that could require Shiny Group to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement), or (ii) with respect to any capital stock of the Company.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

         Subject to the exceptions disclosed in writing in the disclosure letter delivered by the Company Parties to Buyer on the date hereof (the "COMPANY DISCLOSURE LETTER"), each Company Party, jointly and severally, represents and warrants to Buyer that the statements contained in this ARTICLE 4 are correct and complete as of the date of this Agreement:

         4.1 CORPORATE STATUS. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of California. The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect on the Company. The Company has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. Interplay has delivered to Buyer correct and complete copies of the Company's Organizational Documents, as amended to date. The Company is not in breach of any provision of its

Organizational Documents. There is no pending or Threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of the Company.

         4.2 POWER AND AUTHORITY; ENFORCEABILITY. The Company has the relevant corporate power and corporate authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. The Company has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of the Company's obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which the Company is party has been duly authorized, executed, and delivered by, and is Enforceable against, the Company.

         4.3 NO VIOLATION. The execution and the delivery of the applicable Transaction Documents by the Company and the performance of its respective obligations hereunder and thereunder, and consummation of the Transactions by the Company will not (i) breach any Law or Order to which the Company is subject or any provision of the Organizational Documents of the Company, (ii) breach any Contract, Order, or Permit to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets), or (iii) require any Consent.

         4.4 BROKERS' FEES. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company in connection with the negotiation, execution or performance of the Transaction Documents, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the Transactions except Europlay. Each of Interplay and Perry (with respect to Perry and Shiny Group) have separate agreements with Europlay and will have full responsibility for payment of fees and other performance under the terms of their respective agreements and neither the Company nor Buyer will have any liability in respect thereof.

         4.5 CAPITALIZATION. As of the date hereof, the Company's authorized Equity Interests consist of 10,000,000 shares of common stock, of which 9,300,000 are Shares and none are held in treasury. As of the Closing Date, the Company's authorized Equity Interests will consist of 13,000,000 shares of common stock, of which 10,954,601 will be Shares and none will be held in treasury. All of the Shares (a) have been, or will be when issued, duly authorized and are, or will be when issued, validly issued, fully paid, and nonassessable, (b) were issued, or will be when issued, in compliance with all applicable state and federal securities Laws, (c) were not, and will not be, issued in breach of any Commitments, and (d) as of the date hereof are held of record and owned beneficially by Interplay and as of the Closing Date will be held of record and owned beneficially by Sellers. The Company Disclosure Letter lists (v) all Commitments (specifying those which are Employee Options) with respect to any Equity Interest of the Company, (w) the exercise price of such Commitments, and (x) the date of grant of such Commitments, (y) the vesting schedule for such Commitments, and (z) the termination date of such Commitments. No additional Commitments will arise in connection with the Transactions. There are no Contracts with respect to the voting or transfer of the Company's Equity Interests. The Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

         4.6 RECORDS. The Company's minute books and other records made available to Buyer for review accurately reflect all material actions taken at all meetings and by written consents in lieu of meetings by the respective stockholders, boards of directors, and committees of the Company. The copies of the Company's Organizational Documents that were provided to Buyer are accurate and complete and reflect all amendments made through the date hereof. The stock record books of the Company reflect accurately all transactions in the respective capital stock of all classes.

         4.7 ACQUIRED SUBSIDIARIES. The Company owns no Equity Interests in any Person.

         4.8 FINANCIAL STATEMENTS. Set forth on the Company Disclosure Letter are the unaudited balance sheets and statements of income as of and for the fiscal years ended December 31, 2000 and December 31, 2001, for the Company (collectively the "FINANCIAL STATEMENTS"). December 31, 2001 is hereinafter referred to as the "BALANCE SHEET DATE".

         The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the unaudited Financial Statements do not contain footnotes and are subject to recurring audit adjustments normal in nature and amount), present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and are consistent with the books and records of the Company. Since the Balance Sheet Date, there has been no change in any of the significant accounting policies, practices or procedures of the Company.

         4.9 SUBSEQUENT EVENTS. Since the Balance Sheet Date the Company has operated in the Ordinary Course of Business and, as of the date hereof, there have been no events, series of events or the lack of occurrence thereof, which, singularly or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

         4.10 LIABILITIES. The Company has no Liability that is material, singly or in the aggregate, except for (a) Liabilities quantified on the face of the Financial Statements (or in any notes thereto) and not heretofore paid or discharged, (b) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business which, individually or in the aggregate, are not material and are of the same character and nature as the Liabilities quantified on the face of the Financial Statements (or in any notes thereto), and (c) Liabilities of a nature which, in accordance with GAAP, are not required to be disclosed, reflected or reserved against on a balance sheet of the Company or in the notes thereto.

         4.11 LEGAL COMPLIANCE. The Company and its respective predecessors and Affiliates have complied in all material respects with all applicable Laws, and no Action is pending or Threatened against it alleging any failure to so comply.

         4.12 TAX MATTERS.

                  (a) All Tax Returns required to be filed by, on behalf of, or that include the Company have been timely filed in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were true, correct and complete in all respects; all Taxes shown on such Tax Returns to be due and payable have been fully and timely paid; and the Company has no liability for Taxes, including Taxes related to prior periods, other than those set forth on or adequately reserved for in the Financial Statements or those incurred since the Balance Sheet Date in the Ordinary Course of Business.

                  (b) The Company has duly and timely withheld and paid over to the appropriate Governmental Bodies all Taxes and other amounts required to be so withheld and paid over for all periods under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, subcontractor, lender, stockholder or other third party.

                  (c) The Interplay Disclosure Letter lists all income and franchise Tax Returns and any other material Tax Returns filed by the Company for all taxable periods ended after December 31, 1997 and all such Tax Returns that currently are the subject of audit (including any jurisdictions for which only a written notice of audit has been received) or as to which there are other pending administrative or court proceedings with respect to any Taxes for which the Company may be liable (including severally liable). The Company has made available to Buyer complete copies of all income and franchise and other material Tax Returns, and statements of deficiencies assessed against or agreed to by, the Company or any of its Subsidiaries for all taxable periods ended after December 31, 1997.

                  (d) (i) Neither the Company nor any of its Affiliates has received any notice (written or oral) of any assessment or intent to make any assessment by any Governmental Body regarding Taxes for which the Company may have primary or secondary liability that have not been fully and irrevocably resolved; (ii) there are no pending requests for rulings from any Governmental Body with respect to Taxes of the Company; (iii) no claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or is obliged to act as withholding agent under the laws of that jurisdiction; (iv) no waiver or extension of any statute of limitations has been given or requested with respect to the Company in connection with any Tax Returns which would remain effective on the Closing Date.

                  (e) There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (f) The Company is not a party to or bound by any agreement providing for the allocation, sharing or indemnification of Taxes, and there are no powers of attorney currently in effect with respect to any matter related to Taxes of the Company.

                  (g) The Company has never been a member of any affiliated group other than the current group of which Interplay is the common parent, and the Company will be included in the consolidated federal income Tax Return to be filed by Interplay for the taxable period of the Company that includes the Closing Date.

                  (h) The transactions contemplated by this Agreement will not result in any payment, or the assumption of any obligation to make a payment, that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (i) Neither the Company nor any other Person on its behalf (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company; (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law or any other agreement relating to Taxes that could reasonably be expected to have an effect on the Company's liability for, or reporting of, Taxes in any period after the Closing Date; or
         (iii) has agreed to or is required to make any adjustments pursuant to
         Section 481(a) of the IRC or any similar provision of state, local or foreign law.

                  (j) No indebtedness of the Company or any of its Subsidiaries is (i) "corporate acquisition indebtedness" within the meaning of Code
         Section 279(b), (ii) an "applicable high yield discount obligation" within the meaning of Code Section 163(i), or (iii) debt on which any portion of the interest thereon is "disqualified interest" within the meaning of Code Section 163(f).

         4.13 TITLE TO AND CONDITION OF ASSETS; LIENS ON ASSETS AND SHARES. The Company has good and indefeasible title to, or a valid leasehold interest in, all buildings, machinery, equipment, and other tangible assets (a) located on its premises, shown on the Financial Statements, or acquired after the Balance Sheet Date and (b) necessary for the conduct of its business as currently conducted, in each case free and clear of all Encumbrances, except for the properties and assets disposed of in the Ordinary Course of Business since the Balance Sheet Date and the Encumbrances that will be removed on or before the Closing Date which are listed on Section 4.13 of the Company Disclosure Letter. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition (subject to normal wear and tear), and is suitable for the purposes for which it is currently used. Section 4.13 of the Company Disclosure Letter contains a complete and accurate list of each and every agreement or security interest which may allow any creditor of Interplay or the Company to realize upon any of the Shares or the assets of the Company.

         4.14 REAL PROPERTY. The Company does not own and has not owned any real property. The Company Disclosure Letter contains an accurate and complete list of all leases and other Contracts and in respect of real property the Company leases. All of such leases and Contracts included on the Company Disclosure Letter are Enforceable against the Company to which they apply, and, to the Company Parties' knowledge, the applicable counter-parties. All such Leases and Contracts are used and operated in compliance and conformity with all applicable leases. The Company has not received notice of any violation of any applicable zoning or building regulation or ordinance relating to the any of such Leases and Contracts.

         4.15 INTELLECTUAL PROPERTY. Subject to obtaining the Consents listed in
Section 4.15 of the Company Disclosure Letter, each item of Matrix Property owned by or on behalf of or licensed to any Company Party at any time prior to the Closing will be owned and available for use by the Company immediately following the Closing on substantially the same terms and conditions as were in effect prior to the Closing (except as contemplated by the Transaction Documents). The Company Parties hereby represent and warrant that (i) they have not transferred, licensed, alienated, assigned, encumbered or otherwise disposed of any Company Party's right, title or interest in or to any Matrix Property at any time prior to the Closing except as set forth on the Company Disclosure Letter; and (ii) they have taken all commercially reasonable steps to maintain and protect each item of Matrix Property owned by or licensed to any Company Party. Without limiting the foregoing, the Company Parties make the following additional representations with respect to the Matrix Property.

                  (a) PATENTS. The Company Disclosure Letter contains a complete and accurate list of all Patents within the Matrix Property that are owned by and/or licensed to any Company Party (each such Patent listed or required to be listed in the Company Disclosure Letter is a "LISTED PATENT" and collectively, the "LISTED PATENTS"). No Action has ever been brought against any Listed Patent and no such Action is either pending or threatened. The Company Parties have fully complied with any and all formal legal and/or administrative requirements related to each Listed Patent (including the payment of all maintenance fees related thereto) which are due prior to or on the Closing Date. Each Listed Patent will be owned by or exclusively licensed to the Company as of the Closing.

                  (b) TRADEMARKS. The Company Disclosure Letter contains a complete and accurate list of all Marks within the Matrix Property that are owned by and/or licensed to any Company Party or that relate to the operation of the Company's business (each such Mark listed or required to be listed in the Company Disclosure Letter is a "LISTED MARK" and collectively, the "LISTED MARKS"). As of the Closing, the Company will have the exclusive ownership of and right to use the Listed Marks previously owned by a Company Party and at least a nonexclusive right to use the Listed Marks licensed to a Company Party, in either case, in the jurisdictions and for the classes under which the Listed Marks have been used by or on behalf of the Company and/or Interplay to the fullest extent permitted under applicable trademark law.

                           (i) Listed Marks owned by a Company Party. No Action
                  (including any opposition, invalidation and/or cancellation proceeding) has ever been brought against any Listed Mark owned by a Company Party and no such Action is either pending or threatened. The Company Parties have fully complied with any and all formal legal and/or administrative requirements related to each Listed Mark owned by a Company Party (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) which are due prior to or on the Closing.

                           (ii) Listed Marks licensed to a Company Party. To
                  each Company Party's knowledge, (1) no Action (including any opposition, invalidation and/or cancellation proceeding) has ever been brought against any Listed Mark licensed to a Company Party and no such Action is either pending or threatened, (2) the Company Parties have fully complied with any and all formal legal and/or administrative requirements related to each Listed Mark licensed to a Company

                  Party that may be required of a Company Party under the relevant license agreements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) which are due prior to or on the Closing, and (3) no act or omission has occurred that would affect the validity or enforceability of the Listed Marks (notwithstanding the foregoing, nothing contained herein will be construed as creating an obligation under any existing third party license agreement to investigate any such act or omission if such an obligation did not previously exist thereunder).

                  (c) COPYRIGHTS. The Company Disclosure Letter contains a complete and accurate list of all registered Copyrights within the Matrix Property that are owned by and/or licensed to the Company or Interplay or that relate to the operation of the Company's business (each such Copyright listed or required to be listed in the Company Disclosure Letter is a "LISTED COPYRIGHT" and collectively the "LISTED Copyrights"). As of the Closing, the Company will have the exclusive ownership of and right to use the Listed Copyrights previously owned by a Company Party and at least a nonexclusive right (but exclusive as between Interplay and each Subsidiary on the one hand and the Company on the other hand) to use the Listed Copyrights licensed to the Company, subject to the terms of the applicable license. In addition to the foregoing, as of the Closing the Company will have exclusive rights (to the fullest extent permitted under applicable law and the Warner Agreement) to any and all unregistered Copyrights within the Matrix Property owned by or licensed to any Company Party.

                           (i) Listed Copyrights owned by a Company Party. The
                  Company Parties have fully complied with any and all formal legal requirements which are due as prior to or on the Closing for maintaining the validity and enforceability of the Listed Copyrights owned by a Company Party.

                           (ii) Listed Copyrights licensed to a Company Party.
                  To each Company Party's knowledge, (1) the Company Parties have fully complied with any and all formal legal requirements which are due prior to or on the Closing for maintaining the validity and enforceability of the Listed Copyrights licensed to a Company Party (that may be required under the relevant license agreement), and (2) no act or omission has occurred that would affect the validity or enforceability of the Listed Copyrights (notwithstanding the foregoing, nothing contained herein will be construed as creating an obligation under any existing third party license agreement to investigate any such act or omission if such an obligation did not previously exist thereunder).

                  (d) THE GAME SOFTWARE. The Company Disclosure Letter contains a complete and accurate list of all Game Software. Subject to the provisions of Section 4.15(e) below, the Warner Agreement and the Warner Amendment, as of the Closing, the Company will: (i) have the exclusive right to display, perform, copy, modify, create derivative works, manufacture, distribute, license, use and otherwise exploit all Game Software in each and every data carrying medium, whether now known or hereafter devised, that it has created, is presently creating or otherwise owns or controls the rights to, and (ii) own the source code included in all Game Software, including the exclusive right to modify, create derivative works, make additions to, use and otherwise exploit, in any and all languages and by any means or media now known or hereafter devised, in perpetuity and throughout the universe, free of any Encumbrances, all such source code, subject in each case to restrictions as to the content within the Game Software. In addition, the Company will, subject to the provisions of the Warner Agreement as amended by the Warner Amendment, have sole ownership of the URLs www.shiny.com, www.playinthematrix.com, www.matrixgame.com, and www.reloaded.com (excluding any trademark rights therein unless expressly provided for herein) and the content and programming scripts within the website located at the foregoing URLs to the extent related to the Company's business (but will specifically exclude any content and programming scripts exclusively related to Interplay's business as of the Closing) in any and all languages and by any means or media now known or hereafter devised, in perpetuity and worldwide, free and clear of any Encumbrances.

                  (e) THE PREEXISTING CODE. The Company Disclosure Letter contains a complete and accurate list of the Preexisting Code within the Game Software (including the title and a brief description thereof). The list includes the following code and/or software used to write or otherwise contribute to the development of the Game Software:
         (i) code from toolkits; (ii) code written by employees of either of the Company Parties; and (iii) third-party software. As of the Closing, the Company will have, at least, the non-exclusive right to use any such Preexisting Code pursuant to the license terms relating to the use thereof. To each Company Party's knowledge, there are no third-party rights to such Preexisting Code that will materially interfere with the Company's ownership and use of the such Preexisting Code in the same manner as was used prior to the Closing (subject only to continued performance by the Company of all obligations under the applicable license agreements for such Preexisting Code, including payment of the applicable fees that are completely and accurately listed in the Company Disclosure Letter).

                  (f) THE CONTRACTS. Section 4.15(f) of the Company Disclosure Letter lists each Contract that (A) grants, licenses, encumbers or otherwise transfers rights to or from any Company Party in connection with any Matrix Property owned by or licensed to any Company Party and/or (B) imposes obligations or liabilities on any Company Party in connection with any Matrix Property owned by or licensed to any Company Party. The Company Parties have made available to Buyer correct and complete copies of each such Contract. With respect to each such Contract, the following are true and correct:

                           (i) the Contract is Enforceable;

                           (ii) upon the Closing, the Contract will continue to
                  be Enforceable on substantially the same terms in effect immediately prior to the Closing;

                           (iii) the Company and/or Interplay, as applicable,
                  have duly performed all of their respective obligations under each Contract to the extent that such obligations to perform have accrued as of the Closing, and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or Interplay, as applicable, or, to the best knowledge of any Company Party, any other party or obligor with respect thereto, has occurred or as a result of the Transactions will occur;

                           (iv) no party to the Contract has repudiated any
                  provision thereof; and

                           (v) no Consent is required from any Person as a
                  result of the Transactions (for assignment, change of control or otherwise).

                  (g) ACTIONS, ENCUMBRANCES AND ORDERS. With respect to each item of Matrix Property owned by or licensed to any Company Party:

                           (i) as of the Closing, the Company will possess, all
                  right, title, and interest in and to each such item of Matrix Property, free and clear of any Encumbrance;

                           (ii) no such Matrix Property is subject to any
                  outstanding Order; and

                           (iii) no Action is pending or Threatened which
                  challenges the Enforceability, validity, registration, use, or ownership of any such item of Matrix Property.

                  (h) INFRINGEMENT. To each Company Party's knowledge: (i) no Matrix Property owned by or licensed to any Company Party infringes upon, misappropriates, violates, or otherwise comes into conflict with any other Person's intellectual property rights; (ii) no other Person has any intellectual property rights that interfere with the Company's use of the Matrix Property owned by or licensed to any Company Party;
         (iii) the Company will not infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of any other Person as a result of the continued operation of its businesses as currently conducted; and (iv) no other Person has infringed upon, misappropriated, or otherwise come into conflict with any Matrix Property owned by or licensed to any Company Party in any material respect. In addition to the foregoing, no Company Party has ever received any notice alleging any such interference, infringement, misappropriation, violation, or conflict (including any claim that the Company refrain from using any other Person's intellectual property rights and/or obtain a license thereunder).

                  (i) WORKS FOR HIRE. All current and former employees and independent contractors of the Company and/or Interplay have executed written Contracts with the Company and/or Interplay, as applicable, assigning to the Company and/or Interplay any and all rights to all Matrix Property that was devised, developed or designed by such employee or independent contractor within the scope of their employment or engagement with the Company and/or Interplay, as applicable and acknowledging that such Matrix Property constitutes "works made for hire" for Company and/or Interplay (collectively, the "WORKS FOR HIRE"). To each Company Party's knowledge, no employee of the Company or Interplay has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her Work for Hire to any

         Person other than the Company or Interplay, as applicable. As of the Closing, the Company will have exclusive ownership of all such Works for Hire.

                  (j) CONSENTS, CLEARANCES AND PAYMENTS. The Company Parties have made or will make prior to or concurrently with the Closing payment of all amounts accrued, payable and currently due through the Closing Date in connection with any Consents and/or clearances necessary for Buyer to exercise its rights in accordance with the terms of all of the agreements with other Persons relating to the Games (including the development and exploitation of the Games developed or owned by or licensed to a Company Party, Game Software and/or Matrix Property developed or owned by or licensed to a Company Party). The Company Disclosure Letter provides (x) a detailed accounting of all amounts paid by or on behalf of the Company Parties in connection with any Consents and/or clearances hereunder through the Closing Date, and
         (y) a complete and accurate list of every Contract entered into by a Company Party, the express terms of which provide for any royalty or other payment by the Company after the Closing Date to any employee or independent contractor (other than salary, wages or unrelated incentive compensation) and/or other Persons, in connection with the Games, the Game Software and/or any Matrix Property owned by, transferred or licensed to any Company Party.


                  4.16 CONTRACTS.

                  (a) IDENTIFYING THE COMPANY MATERIAL CONTRACTS. Section 4.16 of the Company Disclosure Letter lists each of the following Contracts (each a "COMPANY MATERIAL CONTRACT" and collectively the "COMPANY MATERIAL CONTRACTS") to which the Company is a party or to which the Company or any of its assets, rights or properties are subject, other than those Contracts assigned or to be assigned by Shiny to Interplay pursuant to the IP Assignment and the Contract Assignment and Assumption Agreement:

                           (i) any Contract (or group of related Contracts) for
                  the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum, or for the lease of real property to or from any Person;

                           (ii) any Contract concerning a limited liability
                  company, partnership, joint venture or similar arrangement;

                           (iii) any Contract (or group of related Contracts)
                  under which it has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of $50,000 individually or $100,000 in the aggregate, or under which it has imposed or suffered to exist an Encumbrance on any of its assets;

                           (iv) any Contract with Interplay or any Affiliates of
                  Interplay other than the Company;

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
                           (v) any profit sharing, stock option, stock purchase,
                  stock appreciation, deferred compensation, severance, or other similar Contract for the benefit of its current or former directors, officers, and employees;

                           (vi) any collective bargaining Contract;

                           (vii) any Contract for the employment of any
                  individual on a full-time, part-time, consulting, or other basis providing annual compensation or severance benefits in excess of $50,000;

                           (viii) any Contract which grants a right to, or
                  obligation of, or under which it has advanced or loaned any amount to any of its directors or officers;

                           (ix) any other Contract (or group of related
                  Contracts) the performance of which involves receipt or payment of consideration in excess of $50,000 individually or $100,000 in the aggregate;

                           (x) any Contract under which Interplay is a guarantor
                  or obligor and with respect to which the Company is also an obligor;

                           (xi) any Contract which has an unexpired term as of
                  the Closing Date in excess of one year;

                           (xii) any Contract which provides for an extension of
                  credit;

                           (xiii) any Contract which limits or restricts the
                  ability of the Company to compete or otherwise to conduct its business in any manner or place;

                           (xiv) any Contract which grants a power of attorney,
                  agency or similar authority to another Person;

                           (xv) any Contract (i) which, by its terms, requires
                  the Company to buy or sell goods or services with respect to which, without reference to matters outside the Company's control, there would reasonably be expected to be material losses or costs and expenses materially in excess of expected receipts (other than as provided for or otherwise reserved against on the Financial Statements), and (ii) for which Interplay does not believe the Company has received or will receive reasonably equivalent value for the consideration paid by the Company; and

                           (xvi) any Contract that was not made in the Ordinary
                  Course of Business.

                  (b) DELIVERY AND COMPLIANCE. Interplay has delivered to Buyer a correct and complete copy of each written Contract (as amended and supplemented to date) listed in the Company Disclosure Letter, together with full, complete and accurate descriptions of all such oral Contracts. Section 4.16 of the Company Disclosure Letter sets forth a complete list of each and every Person from whom Consent is required under any Company Material Contract as a result of the Transactions (for change of control or otherwise). With respect to each Company Material Contract, and at the Closing with respect to each Material Contract:

                           (i) the Contract is Enforceable;

                           (ii) the Contract will continue to be Enforceable on
                  the same terms following the consummation of the Transactions;

                           (iii) the Company has duly performed all its
                  obligations under the Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company, or, to the best knowledge of Interplay, any other party or obligor with respect thereto, has occurred or as a result of the Transactions will occur; and

                           (iv) no party to the Contract has repudiated any
                  provision of the Contract.

                  (c) CONTRACTS TO BE ASSIGNED TO INTERPLAY. With respect to each Contract assigned or to be assigned by Shiny to Interplay pursuant to the IP Assignment and the Contract Assignment and Assumption
         Agreement: (i) Section 4.16 of the Company Disclosure Letter sets forth a complete list of each and every Person from whom Consent is required under any such Contract in connection with the assignment thereof to Interplay; (ii) at the Closing with respect to such Contract, the Company and/or Interplay, as the case may be, have duly performed all their respective obligations under the Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company and/or Interplay, as the case may be, or, to the best knowledge of Interplay, any other party or obligor with respect thereto, has occurred or as a result of the Transactions (including the assignment of such Contract to Interplay) will occur.

         4.17 RECEIVABLES. All of the Receivables reflected on the Balance Sheet, and all Receivables arising between the Balance Sheet Date and the date hereof, represent bona fide transactions, arose from transactions in the Ordinary Course of Business of the Company, and the goods or services involved have been sold and delivered to the account obligor, or are in transit, and no further goods or services are required to be provided in order to complete the sales. As of Closing, no such Receivable will be pledged or assigned to any other Person. No defense or set off to any such Receivable has been asserted in writing by the receivable obligor, or, to the knowledge of the Company or Interplay, exists. All of the Receivables are reflected properly in its books and records.

         4.18 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

         4.19 INSURANCE. The Company is and at all times during the past two years has been, insured with reputable insurers against all risks normally insured against by companies engaged in similar businesses. The Company Disclosure Letter lists as of the Balance Sheet

Date all insurance policies and bonds carried by the Company. Such insurance policies, together will all insurance policies carried by Interplay that cover the Company or its operations, evidence all of the insurance that the Company is required to carry pursuant to its Contracts and Law. Neither the Company nor Interplay is in default under any such policy or bond nor has either received notice of cancellation of any such policy or bond. Such insurance policies are currently in full force and effect and will remain in full force and effect through their current terms.

         4.20 LITIGATION. The Company Disclosure Letter sets forth each instance in which the Company (a) is subject to any outstanding Order or (b) is a party to, the subject of, or is Threatened to be made a party to or the subject of any Action. No Action required to be set forth in the Company Disclosure Letter questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to the Company.

         4.21 LABOR; EMPLOYEES. To each Company Party's knowledge, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining Contract, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice (as determined under any Law) that could reasonably be expected to have a Material Adverse Effect on the Company. No Company Party has any knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to the Company's employees.

         4.22 EMPLOYEE BENEFITS.

         (a) EMPLOYEE BENEFIT PLANS AND AGREEMENTS.

                  (i) Section 4.22 of the Company Disclosure Letter lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which the Company is or ever has been since January 1, 1997 a party or by which it is or ever has been since January 1, 1997 bound, legally or otherwise (the "PLANS"), including (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance,
         (c) any employment agreement, or (d) any other "employee benefit plan" within the meaning of Section 3(3) of ERISA. In addition, Section 4.22 of the Company Disclosure Letter sets forth a complete list as of March 31, 2002, of past and current employee of the Company and, on a per employee basis, vacation accrued for and royalties payable to each such employee. Not later than two business days prior to the Closing Date, Interplay will deliver an updated version of Section 4.22 of the Company Disclosure Letter setting forth such information as accrued through the Closing Date.

                           (ii) The Company has delivered to Buyer true and
                  complete copies of all documents and summary plan descriptions with respect to the Plans or summary descriptions of any Plans not otherwise in writing.

                           (iii) The Company is in compliance with the
                  applicable provisions of ERISA, the regulations and published authorities thereunder, and all other laws applicable with respect to the Plans. The Company has performed all of its obligations under the Plans. To the best knowledge of the Company, there are no legal proceedings (other than routine claims for benefits) pending or threatened against the Plans or their assets, or arising out of the Plans and all of the Plans have been operated in compliance with their terms. To the best knowledge of the Company, no facts exist which could give rise to any such legal proceedings.

                           (iv) Each of the Plans can be terminated by the
                  Company within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

                           (v) All obligations of the Company under each of the
                  Plans (x) that are due prior to the Closing Date, have been paid or will be paid prior to that date, and (y) that have accrued prior to the Closing Date have been or will be paid or properly accrued at that time.

                           (vi) The Company has classified all individuals who
                  perform services for the Company correctly under the Plans, ERISA and the Code as common law employees, independent contractors or leased employees.

                           (vii) No payment which is due under any of the Plans
                  or otherwise which is contingent in whole or in part on the transactions described in this Agreement will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (b)      QUALIFIED PLANS.

                           (i) Each Plan which is intended to satisfy the
                  requirements of Section 401(a) of the Code is qualified in form and operation under Section 401(a) of the Code and each trust under each such Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust thereunder under such sections. No event has occurred that will or could subject any such Plan to tax under Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any Plan.

                           (ii) The Company has delivered to Buyer for each
                  applicable Plan copies of the following documents: (i) the Form 5500 filed in the most recent plan year, including all schedules thereto and financial statements with attached opinions of independent accountants, and (ii) the most recent determination letter from the Internal Revenue Service. The financial statements so delivered fairly present the financial condition and the results of operations of each such Plan as of such dates in accordance with GAAP.

                  (c) TITLE IV PLANS. No Plan is a "single employer plan" within the meaning of Section 4001(a)(15) of ERISA or a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Neither Company, nor any ERISA Affiliate has ever maintained or had an obligation to contribute to a "single employer plan" within the meaning of Section 4001(a)(15) of ERISA or a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                  (d) HEALTH PLANS. All group health plans of the Company and any ERISA Affiliate have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code. Except as required under Section 4980B of the Code, neither the Company nor any ERISA Affiliate has any obligation to provide health benefits to any employee following termination of employment.

                  (e) FINES AND PENALTIES. There has been no act or omission by the Company or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (i) or Section 4071 of ERISA or Chapter 43 of the Code.

                  4.23 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. The Company is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets; (b) each location at which the Company operates its business is in compliance in all material respects with all Environmental, Health and Safety Requirements; and (c) there are no pending, or to any Company Party's knowledge, any Threatened allegations by any Person that the Company's properties or assets are not, or that its businesses has not been conducted, in compliance in all material respects with all Environmental, Health and Safety Requirements.

         The Company Disclosure Letter sets forth (i) a description of all investigations, inquiries or other proceedings now pending or, to the knowledge of any Company Party, threatened by any Governmental Body with respect to the Company, or against the Company in connection with the actual or alleged failure to comply with any requirement of any Law relating to air or water quality, waste management, hazardous substances, or the protection of health or the environment; and (ii) a list of all waste disposal, treatment and storage sites used by the Company, including the address of each such site, a description of the waste disposed of, treated or stored at each such site, and an estimate of the amount of each type of waste disposed of, treated or stored at each such site. No Person or Persons are engaged in handling, transporting or disposing of waste materials in connection with the Company.

         The Company has maintained all documents and records and made all filings required by applicable Law, relating to air or water quality, waste management, hazardous substances, or the protection of health or the environment.

                  4.24 PERMITS. The Company possesses all Permits required to be obtained for its businesses and operations, except for those Permits the failure of which to possess would not have a Material Adverse Effect on the Company. The Company Disclosure Letter sets forth a list of all such Permits. With respect to each such Permit:

                  (a) it is valid, subsisting and in full force and effect;

                  (b) there are no violations of such Permit that would result in a termination of such Permit;

                  (c) the Company has not received written notice that such Permit will not be renewed; and

                  (d) the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise materially and adversely affect such Permit.

                  4.25 CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Neither Interplay nor its Affiliates has been involved in any business arrangement or relationship with the Company within the past 12 months. Neither Interplay nor Interplay's Affiliates own any asset that is used in and material to the continued operation of the Company's business, except for those assets to be transferred to the Company in the IP Assignment. As of the Closing, neither Interplay nor Interplay's Affiliates will own any asset that is used in and material to the continued operation of the Company's business from and after the Closing.

                                   ARTICLE 5
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Closing and the Termination
Date:

                  5.1 GENERAL. Each Party will use its reasonable best efforts or Commercially Reasonable Efforts, as applicable, to take all actions and to do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions applicable to it (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in ARTICLE 7).

                  5.2 NOTICES, RELEASES, AGREEMENTS, AND CONSENTS.

                  (a) To the extent not obtained as of the date hereof, each Company Party will use reasonable best efforts to obtain the Akin Release, the Brian Fargo Release, the LaSalle Release, the New Microsoft Agreement, the Perry Release, the Virgin Release, the Vivendi Release, and the Warner Amendment.

                  (b) Each Company Party will give any notices to third parties, and will use its Commercially Reasonable Efforts to obtain any third party Consents listed on the Company Disclosure Letter, or that Buyer reasonably may otherwise request in connection with the matters referred to in Sections 3.1(c) and 4.3. Each Company Party will give any notices to, make any filings with, and use its Commercially Reasonable Efforts to obtain any Consents of Governmental Authorities, if any, required or reasonably deemed advisable by Buyer pursuant to any applicable Law in connection with the Transactions including in connection with the matters referred to in Sections 3.1(c) and 4.3.

                  (c) Buyer will give any notices to third parties, and will use its Commercially Reasonable Efforts to obtain any third party consents listed on the Buyer Disclosure Letter, or that the Company reasonably may otherwise request in connection with the matters referred to in
         Section 3.2(c). Buyer will give any notices to, make any filings with, and use its Commercially Reasonable Efforts to obtain any Consents of Governmental Bodies, if any, required or reasonably deemed advisable by the Company pursuant to any applicable Law in connection with the Transactions including in connection with the matters referred to in
         Section 3.2(c).

                  (d) Each Party will cooperate and use its Commercially Reasonable Efforts to agree jointly on a method to overcome any objections by any Governmental Body to the Transactions.

                  5.3 OPERATION OF COMPANY'S BUSINESS. Interplay covenants and agrees that, except as otherwise contemplated by the Transaction Documents (including the Perry Release, the IP Assignment and the Contract Assignment and Assumption Agreement), it will not without the prior consent of Buyer, which consent will not be unreasonably withheld, cause or permit the Company to:

                  (a) conduct its business in any manner except in the Ordinary Course of Business consistent with prudent business custom and practice; or

                  (b) except as required by their terms, amend, terminate, fail to renew or renegotiate any Contract listed in Section 4.16 of the Company Disclosure Letter or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any such Contract or take any action that would jeopardize the continuance of its business relationships; or

                  (c) terminate, amend or fail to renew any existing insurance coverage; or

                  (d) terminate or fail to renew or preserve any Permits; or

                  (e) incur or agree to incur any obligation or liability (absolute or contingent) that cannot be terminated, without liability or penalty, by the Company on no more than 60 days notice and that individually calls for payment by the Company of more than $25,000 in any specific case or $50,000 in the aggregate; or

                  (f) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee or stockholder of the Company or of any of their respective Affiliates; or

                  (g) sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities other than in the Ordinary Course of Business of the Company (and in no case will the Company sell, transfer, mortgage, encumber or otherwise dispose of any Intellectual Property); or

                  (h) declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property, Intellectual Property, or other thing of value, to its shareholders; or

                  (i) amend its charter documents or bylaws; or

                  (j) hire any new employee, terminate any employee, or otherwise change the terms (including compensation) of any employee's employment; or

                  (k) make any investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person; or

                  (l) compromise or otherwise settle any claims in excess of $50,000; or

                  (m) make or revoke any Tax election, file any amended Tax Return, make any change in any method or period of accounting or in any accounting policy, practice or procedure, or take any position on any Tax Return inconsistent with prior reporting practices; or

                  (n) issue any Equity Interests of the Company other than (i) as required by the Perry Release and (ii) upon the exercise or conversion of outstanding Commitments listed on the Company Disclosure Letter, or issue any Commitments to purchase Equity Securities of the Company; or

                  (o) agree to or make any commitment to take any actions prohibited by this Section 5.3.

                  5.4 PRESERVATION OF BUSINESS. Without limiting the covenants in Section 5.3 above, the Company will use its Commercially Reasonable Efforts to keep its business, assets and properties substantially intact in accordance with prudent business custom and practice, including its present operations, physical facilities, and working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                  5.5 FULL ACCESS AND COMPANY DATA. The Company will permit representatives of Buyer (including financing providers) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records, Contracts, and documents pertaining to the Company and will furnish copies of all such books, records, Contracts and documents and all financial, operating and other data, and other information as Buyer may reasonably request; provided, however, that no investigation pursuant to this
Section 5.5 will affect any representations or warranties made herein or the conditions to the Parties' obligations to consummate the Transactions. Subject to retention of those Records that Interplay must retain as contemplated in
Section 6.7, all of the data related to the Company and its businesses, activities, properties and assets that is on any of Interplay's servers will be archived onto tape, delivered to the Company and permanently deleted from the Interplay servers. In addition, Interplay will deliver to Buyer or destroy any paper copies of such data.

                  5.6 EXCLUSIVITY. Prior to the Termination Date, neither of the Company Parties nor any of their Affiliates will, directly or indirectly, solicit, initiate or participate in any negotiations regarding any disposition of the Shares, the assets of the Company or any part thereof.

                  5.7 PERRY RELEASE. Interplay covenants and agrees that it has and will fully comply with all of the terms of and perform all of its obligations under the Perry Release.

                  5.8 PERRY'S SHARES. Perry covenants and agrees that, except as otherwise contemplated by the Transaction Documents, he will not sell, transfer, mortgage, encumber or otherwise dispose of any Shares.

                  5.9 SHINY GROUP'S SHARES. Shiny Group covenants and agrees that, except as otherwise contemplated by the Transaction Documents, it will not sell, transfer, mortgage, encumber or otherwise dispose of any Shares.

                  5.10 OPERATION OF INTERPLAY'S BUSINESS.

         Interplay covenants and agrees that, except as otherwise contemplated by the Transaction Documents, from the date hereof through the date that is 90 days after the Closing Date it will not without the prior consent of Buyer, which consent will not be unreasonably withheld:

                  (a) conduct its business in any manner except in the Ordinary Course of Business consistent with prudent business custom and practice; or

                  (b) fail to preserve and maintain its corporate existence; or

                  (c) fail to conduct all transactions with its officers, directors and/or Affiliates on terms that are fair and reasonable to Interplay; or

                  (d) create new Encumbrances on any of its assets or property, except as expressly contemplated by the Transaction Documents; or

                  (e) sell, lease, transfer or otherwise dispose of any assets or property, except for then-current fair market value; or

                  (f) declare, issue, make or pay any dividend or other distribution of assets, to its shareholders, or otherwise acquire or reacquire for value any of its Equity Interests; or

                  (g) prepay or otherwise satisfy prior to the scheduled maturity any debt or obligation, or amend or modify any terms thereof where such amendment or modification would accelerate payment of any such amount due, except in settlement of any such amount for less than the stated amount due provided that such settlement payments are in accordance with Section 6.9; or

                  (h) agree to or make any commitment to take any actions prohibited by this Section 5.10.

                  5.11 PERFORMANCE OF TRANSFER AGREEMENTS. Each of Buyer, the Company and Interplay covenants and agrees that it has and will fully comply with all of the terms of and perform all of its obligations under the IP Assignment Agreement and the Contract Assignment and Assumption Agreement.

                  5.12 PAYMENT UNDER NEW MICROSOFT AMENDMENT. Buyer covenants and agrees that at or prior to the Closing it will pay or cause to be paid to Microsoft the $1,000,000 payment required by Buyer under the New Microsoft Agreement.

                  5.13 PAYMENT UNDER WARNER AMENDMENT. Buyer covenants and agrees that at or prior to the Closing it will pay or cause to be paid to Warner the $1,000,000 payment required by Buyer under the Warner Amendment.

                  5.14 TRANSITION SERVICES AGREEMENT. The Parties acknowledge that as of the Closing Date (i) some of the assets of the Company may be temporarily located on Interplay's and not the Company's premises, and (ii) Interplay will own the specific assets being licensed to Shiny under the IP Assignment. Prior to the Closing, Buyer and Interplay will enter into a transition services agreement (the "TRANSITION SERVICES AGREEMENT"), which will ensure that for a period of 90 days from the Closing Interplay provides, in consideration of the Transactions as part of the Purchase Price and for no extra consideration whatsoever, the services and equipment necessary for the uninterrupted development of the Games to the Company and its employees.

                  Without limiting the foregoing, the Transition Services Agreement will include provisions stating that Interplay will provide the following to the Company and its employees, on either the Company's or Interplay's premises and on a basis consistent with historical practice: (i) office and technical day to day equipment (including servers, hardware, software, and modes of communication); (ii) audio files, related equipment and support requested by Charles Deenen, Craig Duman and/or Stephen Miller; (iii) support and maintenance requested for the Company websites, FTP sites and email system(s); (iv) certain financial, legal and human resources services and information.

                  The Transition Services Agreement will also include that Interplay will (a) be responsible (including financial responsibility for all cancellation fees, penalties and/or liabilities) for assisting the Company in transitioning its current Internet Services Provider and Telephone Provider lines to new MCI/WorldCom lines, (b) assist in the migration of the Company's websites and FTP servers to Buyer's hosting facility in Seattle, Washington (including providing data backups of all such websites and FTP servers), (c) assist in the migration of the Company's email systems (including the implementation of an extension change to "@us.infogrames.com"), and (d) migrate all requisite file servers and PDC and BDC domain controllers to new servers which will be implemented at the Company's premises (including providing recent backups of all such servers and controllers).

                                   ARTICLE 6
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

                  6.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including executing and delivering such further instruments and documents) as any other Party reasonably may request, all at the requesting Party's sole cost and expense (unless the requesting Party is entitled to indemnification therefor under ARTICLE 9).

                  6.2 LITIGATION SUPPORT. So long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each other Party will cooperate with such Party and such Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefor under ARTICLE 9).

                  6.3 INSURANCE. For so long as Interplay has any indemnification obligation under this Agreement, Interplay will maintain in effect insurance policies providing coverage at least as comprehensive as those it currently maintains.

                  6.4 TAX TREATMENT OF TRANSACTION.

                  (a) PERRY AND SHINY GROUP SHARES. The Parties acknowledge that Perry and Shiny Group will take the position that the Transactions represent substitute consideration with respect to the transactions referenced in the Perry Release among Perry, Shiny Group, the Company and Interplay. Further, the Parties agree to take no tax position with respect to the Transactions inconsistent with the foregoing.

                  (b) SECTION 338(h)(10) ELECTION.

                           (i) At Buyer's option, Buyer and Interplay will join
                  in making a timely election under Section 338(h)(10) of the Code (the "ELECTIONS") with respect to the purchase and sale of the Shares hereunder. In connection therewith, Buyer and Interplay agree to allocate the "aggregate deemed selling price" and the "adjusted grossed up basis" as described in the applicable Treasury Regulations among the assets of the Company in the manner required by Section 338 of the Code and such Treasury regulations (such allocation hereafter called the "PURCHASE PRICE ALLOCATION"). Buyer and Interplay will report, in connection with the determination of income, franchise or other Taxes measured by or based upon net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Elections unless required to do otherwise by Law.

                           (ii) Interplay and Buyer agree to cooperate fully in
                  order to make the Elections valid. Buyer will be responsible for the initial preparation of all forms and documents required in connection with making the Elections, and Buyer and Interplay will timely execute and file all forms required to be filed to make the Elections. Interplay will execute such documents and forms as are required by any Tax Laws to complete the Elections, and will deliver such documents and forms to Buyer not later than 45 days after the delivery of the draft documents to Interplay described in subparagraph
                  (iv) below or, if later, 10 days after any dispute regarding such draft documents has been resolved by the parties or the Independent Accountants, as applicable.

                           (iii) To the extent permitted by state and local
                  Laws, at the election of Buyer, the principles and procedures of this Section 6.4 will also apply with respect to a Section 338(h)(10) election or equivalent or comparable provision under state or local Law.

                           (iv) Within 150 days after the Closing Date, Buyer
                  will provide to Interplay for Interplay's review a draft of the exhibits proposed to be attached to the Internal Revenue Service Forms 8023 and a copy of the Internal Revenue Service Forms 8594 (if required by applicable Law) or other required forms, if any, related to the Elections and any required exhibits thereto. Within 30 days after receipt of such draft documents thereof, Interplay will, in writing, either agree or state its objections. Interplay and Buyer will negotiate in good faith to attempt to resolve any objections. If Interplay and Buyer are unable to resolve differences within 30 days, then any remaining disputed matters will be finally and conclusively determined by the Independent Accountants. Promptly, but not later than 10 days after acceptance of appointment pursuant to this Section 6.4(b)(iv), the Independent Accountants will determine (based solely on presentations by Interplay and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting Purchase Price Allocation, which report will be conclusive and binding upon the parties. The fees and expenses, if any, of the Independent Accountants will be paid one-half by Interplay and one-half by Buyer. Interplay and Buyer will file the Forms 8023 (and any other documents required by Federal, state or local Law to make the Elections) promptly following the resolution of any disputes, but in no event later than five business days before the due date for making the Elections. Interplay and Buyer agree to follow said Purchase Price Allocation for purposes of all U.S. federal and, where applicable, state and local income and franchise Tax Returns, to the extent said values are relevant for such purposes.

                           (v) Notwithstanding anything herein to the contrary,
                  Buyer on the one hand and Interplay on the other hand, will each bear 50% of the cost of all sales, use, gross receipts, registration, business and occupation, transfer, stamp duty, securities transactions, real estate transfer, and similar Taxes and notarial fees assessed or payable in connection with the Elections, regardless of whether such Taxes become due or payable on or after the Closing Date.

                  6.5 NONCOMPETITION.

                  (a) NONCOMPETITION COVENANTS. Perry agrees that for the Restrictive Term he will not, within the boundaries of the territory applicable to the business of the Company, without the prior written consent of the Company which consent may be withheld in the sole and absolute discretion of the Company, directly or indirectly, including through Shiny Group, either alone or in association or in connection with or on behalf of any Person now existing or hereafter created: (i) be or become engaged in, directly or indirectly, with any Competitive Business (as defined below) including being or becoming an organizer, investor, lender, partner, joint venturer, stockholder, officer, director, employee, manager, independent sales representative, associate, consultant, agent, supplier, customer, lessor, or lessee of, to or from any Competitive Business; (ii) give information or financial assistance to any Competitive Business; or (iii) use or authorize the use of his name or any part thereof to be used or employed in connection with any Competitive Business (collectively and severally, the "NONCOMPETITION COVENANTS"). For the purposes of this Agreement, a "COMPETITIVE BUSINESS" is the business of the creation, development, distribution or other exploitation of entertainment interactive software and/or video games.

                  (b) ANTISOLICITATION. Perry agrees that for a period of four years from the Closing Date he will not directly or indirectly solicit for hire or hire any employee of the Company or any of its present or future Subsidiaries or Affiliates, or either directly or indirectly, solicit for hire or hire on behalf of any third party any employee of the Company or any of its Subsidiaries or Affiliates, without the prior written consent of the Company.

                  (c) EXCEPTIONS. Nothing herein will prevent Perry, upon prior written consent of the Company, such consent which will not be unreasonably withheld, from serving as a director or trustee of other corporations or businesses that are not in competition with the business of the Company or in competition with any present or future affiliate of the Company. Nothing in this Section 6.5 will prevent Perry from investing in real estate for his own account or from becoming a partner or a stockholder in any corporation, partnership or other venture not in competition with the business of the Company or in competition with any present or future Affiliate of the Company. Nothing in this Section 6.5 will prevent Perry from owning a less than 5% interest in any publicly traded company that is a Competitive Business.

                  (d) SEPARATE COVENANTS. The Noncompetition Covenants will be construed to be divided into separate and distinct Noncompetition Covenants with respect to (i) each jurisdiction of the territory and
         (ii) each matter or type of conduct described therein. Each such divided Noncompetition Covenant will be separate and distinct from all such other Noncompetition Covenants with respect to the same or any aspect of the business of the Company.

                  (e) ACKNOWLEDGEMENTS. Perry acknowledges and agrees that: (i) the covenants and the restrictions contained in the Noncompetition Covenants are necessary, fundamental and required for the protection of the business of the Company; (ii) the

         Noncompetition Covenants relate to matters that are of a special, unique and extraordinary value; (iii) a breach of any of the Noncompetition Covenants will result in irreparable harm and damages that cannot be adequately compensated by a monetary award, and accordingly the Company will be entitled to injunctive or other equitable relief to prevent or redress any such breach; (iv) immediately prior to the date of this Agreement, Perry was a director of and a holder of an Equity Interest in the Company and concurrently herewith is selling all of his equity in the Company pursuant to this Agreement; (v) in connection with such sale of equity, Buyer has required and Perry has agreed, as a condition to the purchase by Buyer of such equity, that Perry enter into these Noncompetition Covenants;
         (vi) Perry understands that Buyer would not purchase any of the Shares or his equity if Perry did not enter into this Agreement and these Noncompetition Covenants; and (vii) Perry is entering into these Noncompetition Covenants in connection with the Transactions.

                  (f) JUDICIAL LIMITATION. Notwithstanding the foregoing provisions of this Section 6.5, if at any time a court of competent jurisdiction holds that any portion of any Noncompetition Covenant is unenforceable by reason of its extending for too great of a period of time or over too great of a geographical area or by reason of its being too extensive in any other respect, such Noncompetition Covenant will be interpreted to extend only over the maximum period of time, maximum geographical area, or maximum extent in all other respects, as the case may be, as to which it may be enforceable all as determined by such court in such action.

                  6.6 NONDISCLOSURE OF PROPRIETARY DATA. The Parties have entered into a Mutual Confidentiality Agreement of even date herewith, which applies to the subject matter of the Transactions.

                  6.7 CONTINUING ACCESS. Interplay covenants and agrees that it will, for a period of at least three years after the Closing, maintain all Tax and financial Records pertaining to the Company and its business, assets and properties prior to the Closing that must be included within the Records of Interplay by virtue of the Company having been a subsidiary of Interplay and/or a member of a reporting group that includes Interplay. After the Closing, Interplay will provide the Company and Buyer and their respective representatives, during normal business hours and upon reasonable notice, with access to such Records and permit such Persons to make and keep electronic or hard copies thereof. If, at any time, Interplay proposes to dispose of any such Records, Interplay will first offer to Buyer to deliver the same to Buyer at Buyer's expense.

                  6.8 AUDIT COOPERATION. Each of the Company Parties covenants and agrees that upon the other's reasonable request, it will either provide audited financial statements for the Company or provide the data, Records and access (including to Interplay's or the Company's, as applicable, employees and outside auditors) required to create audited financial statements for the Company, for the period between January 1, 1999 and the Closing Date.

                  6.9 USE OF PROCEEDS. Interplay covenants and agrees that it will expend the Interplay Purchase Price substantially in the manner detailed on Exhibit Z. Interplay further covenants and agrees that until July 31, 2002 it will provide to Buyer, every Friday by 5:00 PM

Pacific Time, a certificate signed by Interplay's CFO detailing Interplay's compliance with the payment schedule set forth on Exhibit Z.

                  6.10 BIOWARE PAYMENTS. Interplay covenants and agrees that it will execute and deliver an irrevocable instruction from Interplay to Buyer that directs Buyer to pay the following three payments due to Interplay under the Interplay Note directly to Bioware Corp.: (i) $593,146 due on June 1, 2002; (ii) $593,146 due on June 30, 2002; and (iii) $593,146 due on July 31, 2002.

                                   ARTICLE 7
                               CLOSING CONDITIONS

                  7.1 CONDITIONS PRECEDENT TO OBLIGATION OF BUYER. Buyer's obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below.

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty set forth in Sections 3.1, 3.3, 3.4, and
         ARTICLE 4 must have been accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date (except as expressly provided in a representation or warranty and except as arising as a direct result of the implementation of the Transaction Documents in accordance with their respective terms).

                  (b) COMPLIANCE WITH OBLIGATIONS. Each Seller and the Company must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

                  (c) CLOSING CERTIFICATES. Buyer must have received the Interplay Officer's Certificate and the Perry Certificate

                  (d) NO ADVERSE LITIGATION. There must not be pending or Threatened any Action by or before any Governmental Body, arbitrator, or mediator which will seek to restrain, prohibit, invalidate, or collect Damages arising out of the Transactions.

                  (e) PERMITS AND CONSENTS. The Company Parties must have obtained all of the Permits, if any, necessary for the Transactions and all of the Consents (i) required under each Material Contract, (ii) listed in Section 4.15 of the Company Disclosure Letter and/or (iii) otherwise necessary for the Transactions.

                  (f) LIABILITIES. Prior to the Closing, the Company Parties must have obtained and delivered to Buyer full satisfactions or releases of all Liabilities due to or from the Company which are due to be satisfied or released under this Agreement to or on behalf of (i) any Affiliate of the Company or (ii) Interplay or any Affiliate of Interplay.

                  (g) PERRY EMPLOYMENT AGREEMENT. Perry must have duly executed and delivered to Buyer the Perry Employment Agreement. Perry hereby acknowledges that he and his counsel have participated in the negotiation of, reviewed and approved the Perry Employment Agreement, and covenants that his signature thereto will be delivered concurrently with the Closing.

                  (h) WARNER AMENDMENT. The Warner Amendment must be in full force and effect as of the Closing.

                  (i) VIRGIN RELEASE. Interplay must have delivered to Buyer the Virgin Release, duly executed by Interplay, the Company and Virgin.

                  (j) VIVENDI RELEASE. Interplay must have delivered to Buyer the Vivendi Release, duly executed by Interplay, the Company and Vivendi and all conditions to such release must be satisfied as of the Closing.

                  (k) IP ASSIGNMENT. Interplay must have delivered to Buyer the IP Assignment and all related patent, trademark and short form copyright assignments, duly executed by Interplay and the Company.

                  (l) DESIGN SERVICES AGREEMENT. Interplay must have delivered to Buyer the Design Services Agreement, duly executed by the Company and each of Andy Wachowski and Larry Wachowski.

                  (m) NO MATERIAL ADVERSE CHANGE. There must not have been any Material Adverse Change with respect to the Company since January 22, 2002.

                  (n) PERRY RELEASE. The Perry Release must be in full force and effect as of the Closing, and Interplay must also have fully complied with and performed all of its obligations due prior to or at Closing under the Perry Release.

                  (o) NEW MICROSOFT AGREEMENT. The New Microsoft Agreement must be in full force and effect as of the Closing.

                  (p) TERMINATION OF PRODUCT AGREEMENT. That certain Product Agreement between Interplay and the Company, dated July 24, 1995 must have been terminated with a full release by Interplay of the Company from any obligations arising thereunder, in form and substance reasonably satisfactory to Buyer.

                  (q) LASALLE RELEASE. The LaSalle Release must be in full force and effect as of the Closing and all conditions to the effectiveness thereof must be satisfied as of the Closing.

                  (r) BRIAN FARGO RELEASE. Interplay must have delivered to Buyer the Brian Fargo Release, duly executed by Brian Fargo.

                  (s) COMMITMENTS. Interplay must have delivered to Buyer, in form and substance reasonably satisfactory to Buyer, ratification by Interplay's board of directors of the Commitments listed in Section 4.5 of the Company Disclosure Letter.

                  (t) CREDITOR TERMINATION OR RELEASE. Every security interest or other Encumbrance listed in Section 4.13 of the Company Disclosure Letter must have been terminated and/or released, in form and substance satisfactory to Buyer, without any further payment by or obligation of the Company or Buyer.

                  (u) RESIGNATION OF BOARD. Each of the Company's directors and officers must have resigned, in form and substance satisfactory to Buyer.

                  (v) OPINION OF COUNSEL. Interplay must have delivered to Buyer the Opinion of Counsel to the Company and Interplay.

                  (w) AKIN RELEASE. Interplay must have delivered to Buyer the Akin Release, duly executed by Interplay, the Company and Akin.

                  (x) CONTRACT ASSIGNMENT. Interplay must have delivered to Buyer the Contract Assignment and Assumption Agreement, duly executed by Interplay and the Company.

                  (y) EUROPLAY RELEASE. Interplay must have delivered to Buyer the Europlay Release, duly executed by Interplay, the Company and Europlay.

                  (z) TRANSITION SERVICES AGREEMENT. Interplay must have delivered to Buyer the Transition Services Agreement, duly executed by Interplay and in form and substance reasonably satisfactory to Buyer.

                  (aa) INTERCOMPANY ACCOUNT. Interplay must have capitalized all outstanding payables due from the Company such that, as of the Closing Date and without payment by the Company, the outstanding payable balance owing from the Company to Interplay and/or any of Interplay's Affiliates will be zero.

                  (bb) ARCHIVAL ESCROW AGREEMENT. Interplay must have delivered to Buyer the Archival Escrow Agreement, in form and substance reasonably satisfactory to Buyer, duly executed by Interplay and the mutually acceptable escrow agent.

                  (cc) TITUS INTERACTIVE SA. Interplay must have delivered to Buyer, in form and substance reasonably satisfactory to Buyer, evidence that the Technology and Content License Agreement dated as of June 30, 2000 between Titus Interactive SA and Interplay has been amended in accordance with the terms of Section 2.2.1(1) of the IP Assignment.

                  7.2 CONDITIONS PRECEDENT TO OBLIGATION OF INTERPLAY. Interplay's obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below.

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty set forth in Section 3.2 must have been accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date (except as expressly provided in a representation or warranty and except as arising as a direct result of the implementation of the Transaction Documents in accordance with their respective terms).

                  (b) COMPLIANCE WITH OBLIGATIONS. Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

                  (c) CLOSING CERTIFICATES. Interplay must have received the Buyer Officer's Certificate.

                  (d) NO ORDER OR INJUNCTION. There must not be issued and in effect any Order restraining or prohibiting the Transactions.

                  (e) WARNER AMENDMENT. The Warner Amendment must be in full force and effect as of the Closing.

                  (f) VIRGIN RELEASE. Virgin must have executed and delivered to Interplay the Virgin Release.

                  (g) VIVENDI RELEASE. Vivendi must have executed and delivered to Interplay the Vivendi Release.

                  (h) NEW MICROSOFT AGREEMENT. The New Microsoft Agreement must be in full force and effect as of the Closing.

                  (i) BRIAN FARGO RELEASE. Interplay must have received the Brian Fargo Release, duly executed by Brian Fargo.

                  (j) BUYER OPINIONS. Buyer must have delivered to Interplay the Buyer Opinions.

                  (k) BUYER NOTES AND PARENT GUARANTIES. Buyer must have delivered to the respective payees the Interplay Note, the Interplay Guaranty, the Akin Note, the Akin Guaranty, the Europlay Note, and the Europlay Guaranty.

                  (l) BIOWARE GUARANTY. Parent must have delivered the Bioware Guaranty to Bioware Corp.

                  7.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF PERRY AND SHINY GROUP. Perry's and Shiny Group's respective obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter are subject to the satisfaction of each condition precedent listed below.

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty set forth in Section 3.2 must have been accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date (except as expressly provided in a representation or warranty and except as arising as a direct result of the implementation of the Transaction Documents in accordance with their respective terms).

                  (b) COMPLIANCE WITH OBLIGATIONS. Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects and Interplay must have performed and complied with all of its covenants and obligations relating to Perry and Shiny Group required by this Agreement, the Perry Release, and the Closing Escrow Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

                  (c) CLOSING CERTIFICATES. Perry and Shiny Group must have received the Buyer Officer's Certificate.

                  (d) NO ORDER OR INJUNCTION. There must not be issued and in effect any Order restraining or prohibiting the Transactions.

                  (e) PERRY EMPLOYMENT AGREEMENT. Buyer must have delivered to Perry the Perry Employment Agreement, duly executed by Buyer.

                                   ARTICLE 8
                                   TERMINATION

                  8.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                  (a) Buyer and Interplay may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

                  (b) Buyer, Perry or Interplay may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice (or in the case of a delivery by Interplay, Interplay) will not have caused such failure to close;

                  (c) Buyer may terminate this Agreement by giving written notice to Interplay at any time prior to the Closing if any Seller or the Company has breached any representation, warranty, or covenant contained in this Agreement in any material respect; or

                  (d) Interplay may terminate this Agreement by giving notice to Buyer at any time prior to the Closing if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect.

                  (e) Perry and/or Shiny Group may terminate this Agreement by giving notice to Buyer at any time prior to the Closing if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect.

                  8.2 EFFECT OF TERMINATION.

                  (a) Except for the obligations under this ARTICLE 8 and
         ARTICLE 10, if this Agreement is terminated under Section 8.1, then, except as provided in this Section 8.2 all further obligations of the Parties under this Agreement will terminate.

                  (b) If Buyer, Interplay, Perry or Shiny Group terminates this Agreement pursuant to Section 8.1(c), 8.1(d), or 8.1(e), as the case may be, then the rights of the non-breaching Party(ies) to pursue all legal remedies for Damages such Party(ies) suffer will survive such termination unimpaired and no election of remedies will have been deemed to have been made.

                  (c) If the Agreement is terminated as provided in Section 8.1, such termination will not modify, release or otherwise effect any obligations then in force between or among Perry, Shiny Group, and/or Interplay.

                                   ARTICLE 9
                                 INDEMNIFICATION

                  9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  (a) Each representation and warranty contained in Sections 3.1, 3.3, 3.4, and ARTICLE 4 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for 18 months thereafter, except (i) the representations and warranties set forth in Sections 3.1(d), 3.3(c), 3.4(c), 4.4 and 4.12, which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for 7 years if there is no applicable statute of limitations) and (ii) the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(e), 3.3(a), 3.3(d), 3.4(a), 3.4(d), 4.1,
         4.2 and 4.5 which will survive the Closing and will continue in full force and effect forever.

                  (b) Each representation and warranty of Buyer contained in
         Section 3.2 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for 18 months thereafter, except (i) the representations and warranties set forth in Section 3.2(d) which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for 7 years if there is no applicable statute of limitations) and (ii) the representations and warranties set forth in Sections 3.2(a) and 3.2(b) which will survive the Closing and will continue in full force and effect forever.

                  (c) Each other provision in this Agreement or any certificate or document delivered pursuant hereto will survive for the relevant statute of limitations period, unless a different period is expressly contemplated herein or thereby.

                  9.2 INDEMNIFICATION PROVISIONS FOR BUYER'S BENEFIT.

                  (a) Interplay will indemnify and hold the Interplay Indemnified Parties harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

                           (i) Any breach of any representation or warranty any
                  Company Party has made in this Agreement as if such representation or warranty was made on and as of the Closing Date.

                           (ii) Any breach by any Company Party of any covenant
                  or obligation of such party in this Agreement, and any breach by Interplay of any covenant or obligation in the IP Assignment and/or the Assignment and Assumption Agreement.

                           (iii) Any Action arising from or related to the
                  operation and ownership of, or conditions first occurring with respect to, the Company during any period before and through the Closing.

                           (iv) Any Liability of Interplay not assumed by Buyer
                  or the Company from Interplay on or before the Closing Date, including every Liability to pay royalties or any other amounts in connection with any interactive software and/or video games other than the Games.

                  (b) Perry and the Shiny Group will jointly and severally indemnify and hold the Interplay Indemnified Parties harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any breach of any representation or warranty contained in Sections 3.3 and 3.4 as if such representation or warranty was made on and as of the Closing Date.

                  9.3 INDEMNIFICATION PROVISIONS FOR INTERPLAY'S BENEFIT. Buyer will indemnify and hold the Buyer Indemnified Parties harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

                  (a) Any breach of any representation or warranty Buyer has made in this Agreement as if such representation or warranty was made on and as of the Closing Date.

                  (b) Any breach by Buyer of any covenant or obligation of Buyer in this Agreement, and any breach by the Company of any covenant or obligation in the IP Assignment and/or the Assignment and Assumption Agreement.

                  (c) Any Liability assumed by Buyer or the Company from Interplay on or before the Closing Date.

                  (d) Any Liability Interplay may have as a guarantor or obligor under any Contract entered into on or before the Closing Date with respect to which the Company is the primary obligor, and is listed as such in Section 4.16(a)(x) of the Company Disclosure Letter.

                  (e) Any Action arising from or related to the operation and ownership of, or conditions first occurring with respect to, the Company during any period after the Closing, except for any matter for which Interplay is obligated to indemnify any Interplay Indemnified Party.

                  9.4 INDEMNIFICATION PROVISIONS FOR PERRY'S AND SHINY GROUP'S BENEFIT. Buyer will indemnify and hold Perry and/or Shiny Group harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any breach of any representation or warranty contained in Section 3.2 as if such representation or warranty was made on and as of the Closing Date.

                  9.5 INDEMNIFICATION CLAIM PROCEDURES.

                  (a) If any third party notifies any Indemnified Party with respect to the commencement of any Action that may give rise to a claim for indemnification against any Indemnitor under this ARTICLE 9 (an "INDEMNIFICATION CLAIM"), then the Indemnified Party will promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party's failure to give such notice.

                  (b) In connection with any Indemnification Claim, (i) the Indemnified Party may defend with attorneys of its choice against, and consent to the entry of any Order with respect to, the Indemnification Claim in any manner it may deem appropriate in its reasonable discretion, (ii) each Indemnitor will be jointly and severally obligated to reimburse the Indemnified Party promptly and periodically for the Damages relating to defending against the Indemnification Claim, and (iii) each Indemnitor will remain jointly and severally Liable for any Damages the Indemnified Party may suffer relating to the Indemnification Claim to the fullest extent provided in this ARTICLE 9.

                  (c) Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Body, arbitrator, or mediator in which an Action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

                  9.6 LIMITATIONS ON INDEMNIFICATION LIABILITY. Any claims any Indemnified Party makes under this ARTICLE 9 will be limited as follows:

                  (a) CEILING. Each Indemnitor's aggregate Liability for money Damages under this Agreement related to breaches of the representations and warranties herein will not exceed an amount equal to 30% of the Purchase Price; provided that the limitation contemplated hereby will not be applicable with respect to (i) breaches of Sections 3.1(b), 3.1(e), 3.2(b), 4.2, 4.5, or 4.12, (ii) instances of fraud, willful misconduct or gross negligence by the applicable Indemnitor and (iii) matters covered by Sections 9.2(b), 9.4 and/or 9.8.

                  (b) BASKET. No Indemnitor will have any Liability for money Damages related to breaches of the representations and warranties in
         ARTICLE 3 or ARTICLE 4 unless and until the aggregate Damages claimed under Section 9.2(a) or 9.3, as applicable, exceed 3% of the Purchase Price (the "INDEMNIFIED PARTIES THRESHOLD AMOUNT"); provided, however, that the limitation contemplated hereby will not be applicable with respect to (i) breaches of Sections 3.1(b), 3.1(e), 3.2(b), 4.2, 4.5, or 4.12, (ii) instances of fraud, willful misconduct or gross negligence by the applicable Indemnitor; provided further, that once such amount exceeds the Indemnified Parties Threshold Amount, the applicable Indemnified Parties will be entitled to recover all amounts to which they are entitled in excess of the Indemnified Parties Threshold Amount and (iii) matters covered by Sections 9.2(b), 9.4 and/or 9.8.

                  (c) REDUCTION FOR INSURANCE CLAIMS. The amount of Damages required to be paid for Damages will be reduced to the extent of any amounts an Indemnified Party actually receives pursuant to the terms of the insurance policies (if any) covering such Indemnification Claim. Nothing in this Section 9.6(c) will be deemed to obligate any Person to pursue any claim against any insurer or third party.

                  (d) EXCLUSION OF CERTAIN TYPES OF DAMAGES. All indemnification obligations will be limited to actual Damages and will exclude incidental, consequential, lost profits, indirect, punitive, or exemplary Damages.

                  (e) TAXES. Indemnification provided for in this ARTICLE 9 will be calculated on an After Tax Basis.

                  9.7 OTHER INDEMNIFICATION PROVISIONS.

                  (a) Excluding any instances of willful misconduct or gross negligence by any of the Parties, and where Buyer is entitled to injunctive relief against any of the Company Parties, if the Closing occurs the indemnification provisions in this ARTICLE 9 will be the exclusive remedy with respect to the breach of this Agreement.

                  (b) Any Liability of the Company to any Interplay Indemnified Party under this Agreement will terminate for all purposes upon Closing and have no further force or effect. Although the representations and warranties made in ARTICLE 4 are made jointly and severally by Interplay and the Company, Interplay is solely responsible for any and all indemnification hereunder. Further, Interplay will have no claim for contribution against the Company. Knowledge of the employees and management of the Company is not to be imputed Buyer for any purpose, nor raised by Interplay as a defense to any claim that Buyer may have under this Agreement.

                  (c) A claim for any matter not involving a third party may be asserted by notice to the Party from whom indemnification is sought.

                  (d) To the extent permitted by Law, any indemnification payment made hereunder will be treated as an adjustment to the Purchase Price.

                  9.8 CERTAIN TAX MATTERS.

                  (a) INTERPLAY INDEMNITY. Interplay agrees to indemnify, defend, and hold harmless Buyer and the Company against any Damages attributable to (i) any Tax payable by or on behalf of Interplay or any of its Affiliates or the Company for any taxable period ending on or prior to the Closing Date, (ii) Taxes of any member of a consolidated or combined tax group of which Interplay or the Company is, or was at any time, a member, for which the Company is jointly or severally liable as a result of its inclusion in such group prior to the Closing Date, (iii) with respect to any Taxes payable by or on behalf of the Company due for periods beginning before and ending after the Closing Date (whether or not assessed prior to the Closing Date), the Taxes allocable to the portion of such period that ends on and includes the Closing Date ("INTERPLAY'S PRO RATA SHARE"); and (iv) all Taxes resulting from the Elections, if any, described in Section 6.4(b). For purposes of calculating Interplay's Pro Rata Share of Taxes described in Section 9.8(a)(iii), the Closing Date will be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end on the Closing Date will be: (1) in the case of Taxes that are either (x) based upon or related to income or receipts, (y) imposed in connection with any sales or other transfer or assignment of property (real or personal, tangible or intangible) other than transfers pursuant to this Agreement, or (z) imposed on a periodic basis and measured by the level of any item that is required to be determined as of the Closing Date or that is reasonably determinable as of the Closing Date and such determination is made by a party in a manner reasonably acceptable to the Parties, deemed equal to the amount that would be payable if the period for which such Tax is assessed ended with the Closing Date; and
         (2) in the cases of Taxes imposed on a periodic basis and measured by the level of any item, other than Taxes described in Clause (1) hereof, will be deemed to be the amount of such Taxes for the entire period (or, in the case of such taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period; and (3) exemptions, allowances or deductions that are calculated on an annual basis such as the deduction for depreciation, will be apportioned on a daily basis in the same manner as Taxes under Clause (2) hereof.

                  Notwithstanding anything in this Section 9.8 or this Agreement to the contrary, Interplay will have no obligation to indemnify Buyer or the Company for any Taxes to the extent adequate provision was made therefor on the Final Balance Sheet.

                  (b) BUYER INDEMNITY. Buyer agrees to indemnify Interplay against any Taxes attributable to the operations of the Company for periods beginning (or that are treated by Section 9.8(a)(iii) as beginning) after the Closing Date.

                  (c) RETURNS AND PAYMENTS.

                           (i) Tax Periods Ending on or Before the Closing Date.
                  Interplay will prepare or cause to be prepared and file or cause to be filed, on a timely basis, all Tax Returns required to be filed by or on behalf of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. All Tax Returns which Interplay is required to cause to be filed in accordance with this Section 9.8 will be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position will be taken, elections made or method adopted without Buyer's written consent that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods after the Closing Date or accelerating deductions to periods on or before the Closing Date). Interplay will provide to Buyer a copy of each such Tax Return at least 30 days prior to the due date for the filing thereof and will make such revisions to such Tax Returns as are reasonably requested by Buyer.

                           (ii) Tax Periods Beginning Before and Ending After
                  the Closing Date. Buyer will prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date, provided, however, that the preparation and filing of such Tax Returns will be subject to the review and approval of Interplay which approval will not be unreasonably withheld. A copy of each such Tax Return will be provided to Interplay at least 30 days prior to the due date for the filing thereof. Interplay will pay to Buyer within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to Interplay's Pro Rata Share of the Taxes payable in respect of such Tax Returns (as determined pursuant to the last sentence of Section 9.8(a)) to the extent such Taxes are not reflected in the reserve for Liabilities for Taxes shown on the face of the Final Balance Sheet. All such Tax Returns, and all determinations necessary to give effect to the computation of Interplay's Pro Rata Share, will be prepared or made in a manner consistent with prior practice of the Company except as otherwise required by applicable Law.

                           (iii) Good Faith Resolution. Buyer and Interplay
                  agree to consult and resolve in good faith any issue arising with respect to the preparation of any Tax Return described in subparagraphs (i) or (ii) above and mutually to consent to its filing as soon as possible. In the event the parties are unable to resolve any dispute they will submit the issue to the Independent Accountants for final resolution.

                  (d) TAX ALLOCATION AGREEMENTS. As of the Closing Date, all Tax allocation agreements and arrangements between Interplay and the Company will be cancelled and no further payment will be due to any party pursuant to such agreements or arrangements.

                  (e) AUDIT MATTERS. Interplay will have the responsibility for, and the right to control, at Interplay's expense, the audit (and disposition thereof) of any Tax Return relating to periods actually ending on or prior to the Closing Date and to participate in and approve (which approval will not be unreasonably withheld) the disposition of the audit of any Tax Return relating to periods ending after the Closing Date if such audit or disposition thereof could give rise to a claim for indemnification hereunder or might reasonably be expected to result in an increase in Taxes of Interplay or any Affiliate in any pre- or post-Closing Date period. Buyer will have the right, directly or through its designated representatives, to be present at any hearings or proceedings and to review in advance and comment upon all submissions made in the course of audits or appeals thereof to any Governmental Body that are being conducted by Interplay and which concern specific issues that may reasonably be expected to affect the Tax Liability of Interplay or the Company. Notwithstanding anything herein to the contrary, neither Interplay nor any Affiliate of Interplay will be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would materially adversely affect the liability for Taxes of Buyer, the Company, or any Affiliate thereof for any period after the Closing Date (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer. Such consent will not be unreasonably withheld, and will not be necessary to the extent that Interplay has agreed to indemnify Buyer or the Company against the effects of any such settlement.

                  (f) TAX COOPERATION. Buyer, the Company and Interplay will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this
         Section 9.8, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Interplay agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Interplay, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Interplay, as the case may be, will allow the other Party to take possession of such books and records. Buyer and Interplay further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

                  (g) REFUNDS AND TAX BENEFITS. Any Tax refunds that are received by Buyer or the Company, and any amounts credited against Tax to which Buyer or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date will be for the account of Interplay, and Buyer will pay over to Interplay any such refund or the amount of any such credit (including interest) within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Buyer or the Company of any Tax liability accrued on the Final Balance Sheet, Buyer will pay such amount (including interest) to Interplay within 15 days after receipt or entitlement thereto. Interplay will not be entitled to any refund of Taxes pursuant to this paragraph to the extent it was reflected in the Final Balance Sheet or results from the carryback of a net operating loss or other tax attribute arising in a taxable period beginning after the Closing Date. In addition, Interplay will indemnify and hold harmless the Buyer and the Company against (and the amount of any refund required to be paid over to Interplay can be reduced by) any current or future Taxes required to be paid by Buyer or any of its Affiliates (including the Company) as a result of the receipt or use of any refund to which Interplay is entitled under this paragraph or any adjustment, amended reporting position or other event that generates such refund.

                  (h) POST-CLOSING ELECTIONS. Buyer will cooperate with Interplay in causing the Company to make and/or join with Interplay in making any election by Interplay's consolidated group that does not adversely affect the Company or Buyer in any taxable period following the Closing Date.

                                   ARTICLE 10
                                  MISCELLANEOUS

                  10.1 ENTIRE AGREEMENT. This Agreement, together with the Exhibits, Schedules and Disclosure Letters hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions, except for Perry's Interplay Stock Option

Agreement and the Perry Release. Except as expressly contemplated by ARTICLE 9, there are no third party beneficiaries having rights under or with respect to this Agreement.

                  10.2 SUCCESSORS. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

                  10.3 ASSIGNMENTS. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder). Notwithstanding the foregoing, nothing contained herein will be construed as preventing or otherwise limiting Buyer's ability to transfer, assign, license or sell any or all of Intellectual Property from and after the Closing.

                  10.4 NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  IF TO BUYER AND AFTER CLOSING TO THE COMPANY:

                  Infogrames, Inc.
                  Attn     Harry Rubin, Senior Executive Vice President
                  417 Fifth Avenue
                  New York, New York  10016
                  Tel      (212) 726-6523
                  Fax      (212) 726-4239

                  Copy to (which will not constitute notice):

                  Infogrames, Inc.
                  Attn     Lisa Rothblum, General Counsel
                  417 Fifth Avenue
                  New York, New York  10016
                  Tel      (212) 726-6913
                  Fax      (212) 726-4239

                  and

                  O'Melveny & Myers LLP
                  Attn     Joseph A. Calabrese
                  1999 Avenue of the Stars, Suite 700
                  Los Angeles, California  90067
                  Tel      (310) 553-6700
                  Fax      (310) 246-6779

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
                  IF TO INTERPLAY AND BEFORE CLOSING TO THE COMPANY:

                  Interplay Entertainment Corp.
                  Attn     Herve Caen
                  16815 Von Karman Avenue
                  Irvine, California  92606
                  Tel      (949) 223-6655
                  Fax      (949) 252-0667

                  Copy to (which will not constitute notice):

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  Attn     Murray Markiles
                  Century Tower Plaza, 2029 Century Park East, Suite 2600 Los Angeles, California 90067
                  Tel      (310) 229-1000
                  Fax      (310) 229-1001

                  IF TO PERRY OR TO SHINY GROUP:

                  David Perry
                  63 Ritz Cove Drive
                  Monarch Beach, CA 92629
                  Tel  (949) 487-2791
                  Fax  (949) 487-0836

                  Copy to (which will not constitute notice);

                  Fierst & Pucci LLP
                  Attn     Frederick U. Fierst
                  64 Gothic Street
                  Northampton, Massachusetts 01060
                  Tel      (413) 584-8067
                  Fax      (413) 585-0787

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  10.5 SPECIFIC PERFORMANCE. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed

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in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Sections 10.6 and 10.10, in addition to any other remedy to which they may be entitled, at Law or in equity.

                  10.6 SUBMISSION TO JURISDICTION. Each Party submits to the jurisdiction of any state or federal court sitting in Los Angeles County, California, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

                  10.7 TIME. Time is of the essence in the performance of this Agreement.

                  10.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

                  10.9 HEADINGS. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

                  10.10 GOVERNING LAW. This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of Law principles.

                  10.11 AMENDMENTS AND WAIVERS. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Interplay.

                  10.12 SEVERABILITY. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

                  10.13 EXPENSES. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. Interplay agrees that the Company has not borne or will bear any costs and expenses (including any legal fees and expenses of any Company Party) in connection with this Agreement or any of the Transactions.

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                  10.14 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  10.15 INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, Schedules, Disclosure Letters and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

                  10.16 REMEDIES. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

                  10.17 ELECTRONIC SIGNATURES.

                  (a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party will have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such Transaction Document or such other document contemplated.

                  (b) Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper

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         document bearing the original signature. "Originally signed" or
         "original signature" means or refers to a signature that has not been mechanically or electronically reproduced.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.



                                   INFOGRAMES, INC.

                                   By:      /s/ Harry Rubin
                                            -----------------------------------
                                   Name:    Harry Rubin
                                   Title:   Senior Executive Vice President


                                   SHINY ENTERTAINMENT, INC.

                                   By:      /s/ Jeff Gonzalez
                                            -----------------------------------
                                   Name:    Jeff Gonzalez
                                   Title:   Chief Financial Officer



                                   INTERPLAY ENTERTAINMENT CORP.

                                   By:      /s/ Herve Caen
                                            -----------------------------------
                                   Name:    Herve Caen
                                   Title:   President & Chief Executive Officer



                                   SHINY GROUP, INC.

                                   By:      /s/ David Perry
                                            -----------------------------------
                                   Name:    David Perry
                                   Title:   President


                                   /s/ David Perry
                                   --------------------------------------------
                                   David Perry

                                 SPOUSAL CONSENT


         The undersigned, being the spouse of David Perry ("Perry"), who has signed the foregoing Agreement (in connection with the final settlement of Perry's and Shiny Group Inc.'s sale of the Company in July 1995 and the related agreement entered into in February 2001), hereby acknowledges that she has read and is familiar with the provisions of the Agreement and agrees to be bound thereby and join therein to the extent, if any, that her agreement and joinder may be necessary; she hereby further acknowledges and agrees that the shares may be purchased and sold under the terms of the Agreement; she further acknowledges and agrees that Perry may join in any future amendment or modification of said Agreement without any further signature, acknowledgement, agreement, or consent on her part; and she hereby further acknowledges and agrees that any community property or other legal interest that she may have or hereafter acquire in the shares or the proceeds of the transactions will be subject to the provisions of the Agreement.

         The undersigned acknowledges that she had the opportunity to employ separate counsel in connection with the preparation of this Agreement and specifically declined to do so.



DATED:  April 26, 2002

                                           /s/ Elaine Perry
                                           ------------------------------------
                                           Elaine Perry




                                 Spousal Consent